Filed Pursuant to Rule 424(b)(3)

Registration No. 333-182501

PROSPECTUS

Prestige Brands, Inc.

Exchange Offer for

$250,000,000

 8.125% Senior Notes due 2020

We are offering to exchange:

up to $250,000,000 of our new, registered 8.125% Senior Notes due 2020 for

a like amount of our outstanding unregistered 8.125% Senior Notes due 2020

We are offering to exchange up to $250,000,000 aggregate principal amount of our new 8.125% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, referred to in this prospectus as the “exchange notes,” for up to $250,000,000 aggregate principal amount of our outstanding unregistered 8.125% Senior Notes due 2020, referred to in this prospectus as the “existing notes,” which were issued on January 31, 2012 in a transaction not requiring registration under the Securities Act. We are offering you exchange notes, with terms substantially identical to those of the existing notes, in exchange for existing notes in order to satisfy our registration obligations from the previous issuance of the existing notes. The exchange notes and the existing notes are collectively referred to in this prospectus as the “notes.” The exchange notes are senior unsecured obligations and are fully and unconditionally guaranteed on a senior unsecured basis by Prestige Brands Holdings, Inc. and certain of its subsidiaries.

Investing in the notes involves risks. See “Risk Factors” starting on page 19 of this prospectus for a discussion of risks associated with investing in the exchange notes and with the exchange of existing notes for the exchange notes offered hereby, as well as the risk factors regarding our business beginning on page 16 of our Annual Report on Form 10-K for our year ended March 31, 2012, which is incorporated herein by reference.

We will exchange the exchange notes for all existing notes that are validly tendered and not validly withdrawn before expiration of the exchange offer. You may withdraw tenders of existing notes at any time prior to the expiration of the exchange offer. The exchange offer expires at 5:00 p.m., New York time, on August 13, 2012, unless extended. We currently do not intend to extend the expiration date. The exchange procedure is more fully described in “The Exchange Offer — Procedures for Tendering.” If you fail to tender your existing notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the exchange notes are substantially identical to those of the existing notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the existing notes do not apply to the exchange notes. See “Description of the Exchange Notes” for more details on the terms of the exchange notes. We will not receive any proceeds from the exchange offer.

There is no established trading market for the exchange notes or the existing notes. The exchange of existing notes for exchange notes in the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.” All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not, and the initial purchasers are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). A broker-dealer who acquired existing notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the exchange notes. We have agreed that, until the earlier of (i) 180 days after the closing of the exchange offer, or (ii) the first date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

TABLE OF CONTENTS

About This Prospectus	ii
Where You Can Find Additional Information	ii
Information Incorporated by Reference	ii
Presentation Of Information	iii
Market Share, Ranking and Industry Data	iv
Cautionary Statement Regarding Forward-Looking Statements	v
Summary	1
Summary Historical and Pro Forma Consolidated Financial and Other Data of Prestige Brands Holdings, Inc.	13
Summary Historical Combined Financial Data of the GSK Brands	17
Computation of Ratio of Earnings to Fixed Charges	18
Risk Factors	19
Unaudited Pro Forma Combined Financial Information	27
The Exchange Offer	31
Use of Proceeds	39
Selected Historical Consolidated Financial Data	40
Management’s Discussion and Analysis of Financial Condition and Results of Operations of the GSK Brands	42
Description of Other Indebtedness	50
Description of the Exchange Notes	55
Description of the Existing Notes	115
Book Entry, Settlement and Clearance	116
Material U.S. Federal Income Tax Considerations	118
Plan of Distribution	119
Certain ERISA Considerations	120
Legal Matters	120
Experts	120
Index to Combined Financial Statements	F-1

This prospectus incorporates by reference certain business and financial information about us that is not included in or delivered with this document. You may obtain copies of the documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the following telephone number: Prestige Brands, Inc., 90 North Broadway, Irvington, New York 10533, Attention: Samuel C. Cowley, General Counsel, Vice President, Business Development and Secretary, Telephone: (914) 524-6810. To obtain timely delivery of documents requested, you must request the information no later than five business days prior to the expiration date for the exchange offer.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find Additional Information” and “Information Incorporated by Reference” before you make any investment decision.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange existing notes for exchange notes only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any actual exchange of existing notes for exchange notes.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, as may be amended from time to time, or the exhibits and schedules filed therewith. For further information with respect to us and the exchange notes offered hereby, please see the registration statement, as may be amended from time to time, and the exhibits and schedules filed with, and incorporated by reference into, the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement, as applicable. A copy of the registration statement, as may be amended from time to time, and the exhibits and schedules filed with, and incorporated by reference into, the registration statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

In addition, our parent corporation, Prestige Brands Holdings, Inc., files annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection without charge at the SEC’s public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Prestige Brands Holdings, Inc.’s SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of Prestige Brands Holdings, Inc.’s public filings at the New York Stock Exchange, you should call (212) 656-5060.

Information Incorporated by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede the information in this prospectus.

We incorporate by reference important business and financial information from the documents listed below and all documents filed with the SEC by Prestige Brands Holdings, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus until the closing date of the exchange offer (except for information furnished under Item 2.02 or Item 7.01 of any Current Reports on Form 8-K, which is not deemed to be filed and is not incorporated by reference herein) from their respective filing dates so long as the registration statement of which this prospectus is a part remains effective:

ii

•	Prestige Brands Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed with the SEC on May 18, 2012;

•	Prestige Brands Holdings, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 25, 2012; and

•	Prestige Brands Holdings, Inc.’s Current Reports on Form 8-K filed with the SEC on April 2, 2012, April 16, 2012 (two reports), April 27, 2012 and July 5, 2012 (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S–K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K).

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this exchange offer. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain a copy of the documents we file with the SEC as described under “Where You Can Find Additional Information.” In addition, Prestige Brands Holdings, Inc. will provide a copy of the documents it incorporates by reference (including any exhibits specifically incorporated by reference in such documents), at no cost, to any person who receives this prospectus and makes a written or oral request for such documents. To request a copy of any or all of these documents, you should write or telephone Prestige Brands Holdings, Inc. at: 90 North Broadway, Irvington, New York 10533, Attention: Secretary (telephone: 914-524-6810). Such documents are also available on Prestige Brands Holdings, Inc.’s website (http://www.prestigebrands.com). The information found on Prestige Brands Holdings, Inc.’s website is not incorporated by reference into this prospectus and is mentioned for reference purposes only.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding existing notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Presentation Of Information

In this prospectus, unless the context requires otherwise:

•	When discussing the business, financial condition and operations in this prospectus, the words “Prestige,” “Company,” “we,” “us,” and “our” refer to Prestige Brands Holdings, Inc. and its consolidated subsidiaries, including Prestige Brands, Inc.;

•	when discussing the terms of the notes and the exchange offer in this prospectus, the words “the issuer,” “we,” “us,” and “our” refer to Prestige Brands, Inc., the issuer of the notes and a wholly-owned subsidiary of Prestige Brands Holdings, Inc.;

•	“initial purchasers” refers to the firms who were the initial purchasers of the existing notes, Morgan Stanley & Co. LLC, Citigroup Global Markets, Inc., RBC Capital Markets, LLC and Deutsche Bank Securities Inc;

•	“2012 Term Loan,” “2012 ABL Revolver” and “2018 Senior Notes” each refer to the 2012 Term Loan, the 2012 ABL Revolver and the 2018 Senior Notes, respectively, as defined under “Description of Other Indebtedness” in this prospectus;

iii

Our fiscal year ends on March 31. Fiscal years are identified in this prospectus according to the calendar year in which such fiscal year ends. For example, the fiscal year ended March 31, 2012, is sometimes referred to herein as “fiscal 2012” and “fiscal year 2012.”

Trademarks and trade names used in this prospectus are the property of Prestige Brands Holdings, Inc. or its subsidiaries, as the case may be, unless otherwise noted. We have utilized the ® and TM symbols the first time each trademark or trade name appears in this prospectus, and have italicized our trademarks and trade names when they appear in this prospectus.

Market Share, Ranking and Industry Data

In this prospectus and the documents incorporated by reference herein, we rely on and refer to information and statistics regarding our products and their respective markets. We obtained this market data from consultants, independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

Unless otherwise indicated, all references to (i) “market segment” are defined by us and is either a standard IRI category or a segment within a standard IRI category and is based on our product offerings and the categories in which we compete; (ii) “market share” are based on sales dollars in the United States, as calculated by the independent market research firm, SymphonyIRI Group, Inc. (“IRI”) for the 52 weeks ended March 18, 2012; and (iii) “ACV” refer to the All Commodity Volume Food Drug Mass Index, as calculated by IRI for the 52 weeks ended March 18, 2012. ACV measures the ratio of weighted sales volume in the United States of stores that sell a particular product to all the stores that sell products in that market segment generally. For example, if a product is sold by 50% of the stores that sell products in that market segment, but those stores account for 85% of the sales volume in that market segment, that product would have an ACV of 85%. We believe that a high ACV evidences a product’s attractiveness to consumers, as major national and regional retailers will carry products that are attractive to their customers. Lower ACV measures would indicate that a product is not as available to consumers because the major retailers generally would not carry products for which consumer demand may not be as high. For these reasons, we believe that ACV is an important measure for investors to gauge consumer awareness of the Company’s product offerings and of the importance of those products to major retailers.

The data included in this prospectus regarding the market share and ranking for our brands has been prepared by us, based in part on data generated by IRI. IRI reports retail sales data in the United States food, drug and mass merchandise markets. However, IRI data does not include Walmart point of sale data because Walmart ceased providing sales data to the industry in 2001. Although Walmart represents a significant portion of the mass merchandise market for us, as well as our competitors, we believe that Walmart’s exclusion from the IRI data we analyzed and present in this prospectus does not significantly change our market share or ranking relative to our competitors. Any representations and/or opinions expressed in this prospectus reflect the judgement of Prestige. IRI did not verify such information, and disclaims liability for any claims, losses or damages of any kind arising from the use of such information.

iv

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain “forward-looking statements”. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on forward-looking statements included or incorporated by reference in this prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

These forward-looking statements generally can be identified by the use of words or phrases such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Forward-looking statements and our plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and our business in general is subject to such risks. For more information, see the “Risk Factors” section of this prospectus. In addition, our expectations or beliefs concerning future events involve risks and uncertainties, including, without limitation:

•	general economic conditions affecting our products and their respective markets;

•	our ability to increase organic growth via new product introductions or line extensions;

•	the high level of competition in our industry and markets (including, without limitation, vendor and stock keeping unit ("SKU") rationalization and expansion of private label product offerings);

•	our ability to invest in research and development;

•	our dependence on a limited number of customers for a large portion of our sales;

•	our expectations regarding increased advertising and promotion spending for core GSK brands;

•	our expectations regarding the growth of our international sales;

•	disruptions in our distribution center;

•	acquisitions, dispositions or other strategic transactions diverting managerial resources, or incurrence of additional liabilities or integration problems associated with such transactions;

•	changing consumer trends or pricing pressures which may cause us to lower our prices;

•	increases in supplier prices and transportation and fuel charges;

•	our ability to protect our intellectual property rights;

•	shortages of supply of sourced goods or interruptions in the manufacturing of our products;

•	our level of indebtedness, and ability to service our debt;

•	any adverse judgments rendered in any pending litigation or arbitration;

•	our ability to obtain additional financing; and

•	the restrictions imposed by our Senior Credit Facility, the indenture governing our 2018 Notes and the indenture governing the notes on our operations.

v

Summary

The following summary contains important information about us and the exchange offer but may not contain all of the information that may be important to you in making a decision to tender your existing notes. For a more complete understanding of our company and the exchange offer, we urge you to read carefully this entire prospectus, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and the consolidated financial statements and related notes, and other information incorporated by reference herein, which are described under “Where You Can Find Additional Information” and “Information Incorporated by Reference.” Unless the context requires otherwise, all descriptions relating to business operations, business risks, strategies and management refer to Prestige Holdings and its consolidated subsidiaries.

Our Business

We are a leading branded consumer products company that predominately sells well-recognized, branded over-the-counter (“OTC”) healthcare products. Our brands hold leading positions in several important categories in the $25 billion OTC market. Recent OTC market growth in the United States has been, and we believe continued growth will be, supported by the aging of the U.S. population, rising public sector spending constraints, increased consumer reliance on self-medication and higher consumer awareness of health and wellness matters. Our strategy has been to grow our portfolio of OTC brands through the acquisition of well-known OTC brands that can leverage our low cost operating infrastructure, advertising, product innovation know-how, established retail distribution network and strong management expertise. We also have a branded presence in the household products category principally through our Comet® brand. Our products are sold through multiple channels, including mass merchandisers and drug, grocery, dollar, and club stores, which allows us to effectively launch new products across all of our distribution channels and reduces our exposure to any single distribution channel.

2012 Acquisitions

On January 31, 2012, we acquired 17 brands, which we believe are key to our growth strategy in the OTC Healthcare category and complementary to our existing OTC Healthcare brands. On January 31, 2012, we completed the acquisition of 15 North American OTC Healthcare brands, including the related contracts, trademarks and inventory from GlaxoSmithKline plc (“GSK”) and its affiliates (the “GSK Brands I”) for $615.0 million in cash, subject to a post-closing inventory and apportionment adjustment. The GSK Brands I include BC®, Goody's® and Ecotrin® brands of pain relievers; Beano®, Gaviscon®, Phazyme®, Tagamet® and FiberChoice® gastrointestinal brands; and the Sominex® sleep aid brand. On March 30, 2012, we completed the acquisition of the Debrox® and Gly-Oxide® brands in the United States from GSK (the “GSK Brands II”), including the related contracts, trademarks and inventory, for $45.0 million in cash, subject to a post-closing inventory adjustment.

On January 31, 2012, in connection with the completed acquisition of the GSK Brands I, we (i) issued the existing notes in an aggregate principal amount of $250.0 million, and (ii) entered into a new senior secured credit facility, which consists of a $660.0 million term loan facility with a seven-year maturity (the “2012 Term Loan”) and a $50.0 million asset-based revolving credit facility with a five-year maturity (the “2012 ABL Revolver” and, together with the 2012 Term Loan, the “Senior Secured Credit Facilities”).

2011 Acquisitions

In 2011, we acquired six brands, which we believe are also key to our growth strategy in the OTC Healthcare category and complementary to our existing OTC Healthcare brands. On November 1, 2010, we acquired 100% of the capital stock of Blacksmith Brands Holdings, Inc. (“Blacksmith”), which owned five brands; Efferdent®, Effergrip®, PediaCare®, Luden's® and NasalCrom®. On January 6, 2011, we completed the acquisition of certain assets comprising the Dramamine® brand in the United States.

Major Brands

Our major brands, set forth in the table below, have strong levels of consumer awareness and retail distribution across all major channels. These brands accounted for approximately 92.0%, 93.0%, and 97.0% of our net revenues for 2012, 2011 and 2010, respectively.

1

Major Brands	Market Position(1)	Market Segment(2)	Market Share(3) (%)	ACV(4) (%)
Over-the-Counter Healthcare:
Chloraseptic®	#1	Sore Throat Liquids/Lozenges	42.8	87.9
Clear Eyes®	#2	Eye Allergy/Redness Relief	17.2	88.1
Compound W®	#2	Wart Removal	35.9	91.8
Dramamine®	#1	Motion Sickness	37.4	94.4
Efferdent®	#2	Denture Cleanser Tablets	30.3	93.9
Little Remedies®	#4	Pediatric Healthcare	5.2	85.0
Luden's®	#3	Cough Drops	6.7	96.8
PediaCare®	#3	Pediatric Healthcare	5.5	87.5
The Doctor’s® NightGuard®	#2	Bruxism (Teeth Grinding)	29.6	31.2
The Doctor’s® Brushpicks®	#2	Disposable Dental Picks	15.9	44.4
BC®/Goody's®	#1	Analgesic Powders	98.3	61.5
Beano®	#1	Gas Prevention	86.7	90.6
Debrox®	#1	Ear Drops/Treatments	28.3	89.4
Gaviscon® (5)	#2	Upset Stomach Remedies	15.8	95.0
Dermoplast®	#3	Pain Relief Sprays	15.0	61.0
Murine®	#2	Personal Ear Care/Ear Drops & Treatments	10.1	67.4
New-Skin®	#1	Liquid Bandages	56.3	84.8
Wartner®	#3	Wart Removal	3.9	29.2
Household Cleaning:
Chore Boy®	#2	Soap Free Metal Scrubbers	22.2	30.9
Comet®	#2	Abrasive Tub and Tile Cleaner	32.8	98.8
Spic and Span®	#6	Dilutable All Purpose Cleaner	3.0	51.5

(1)	We have prepared the information included in this prospectus with regard to the market share and ranking for our brands based in part on data generated by SymphonyIRI Group, Inc., an independent market research firm (“IRI”). IRI reports retail sales data in the food, drug and mass merchandise markets. However, IRI data does not include Walmart point of sale data, as Walmart ceased providing sales data to the industry in 2001. Although Walmart represents a significant portion of the mass merchandise market for us, as well as our competitors, we believe that Walmart's exclusion from the data analyzed by the Company above does not significantly change our market share or ranking relative to our competitors.

(2)	“Market segment” is defined by us and is either a standard IRI category or a segment within a standard IRI category and is based on our product offerings and the categories in which we compete.

(3)	“Market share” is based on sales dollars in the United States, as calculated by IRI for the 52 weeks ended March 18, 2012.

(4)	“ACV” refers to the All Commodity Volume Food Drug Mass Index, as calculated by IRI for the 52 weeks ended March 18, 2012. ACV measures the ratio of the weighted sales volume of stores that sell a particular product to all the stores that sell products in that market segment generally. For example, if a product is sold by 50% of the stores that sell products in that market segment, but those stores account for 85% of the sales volume in that market segment, that product would have an ACV of 85%. We believe that a high ACV evidences a product’s attractiveness to consumers, as major national and regional retailers will carry products that are attractive to their customers. Lower ACV measures would indicate that a product is not as available to consumers because the major retailers generally would not carry products for which consumer demand may not be as high. For these reasons, we believe that ACV is an important measure for investors to gauge consumer awareness of the Company’s product offerings and of the importance of those products to major retailers.

(5)	Gaviscon is distributed by us in Canada only and the market information was obtained from an independent third party market research firm.

2

Competitive Strengths

Diversified Portfolio of Well-Recognized and Established Consumer Brands. We own and market well-recognized consumer brands, many of which were established over 60 years ago.  Our diverse portfolio of products provides us with multiple sources of growth and minimizes our reliance on any one product or category. Our five legacy core OTC Healthcare brands are Chloraseptic, Clear Eyes, Compound W, Little Remedies and The Doctor's. As a result of our fiscal 2011 acquisitions, we added four brands to our core OTC Healthcare brands (Efferdent, Pediacare, Luden's, and Dramamine). In fiscal 2012 we added five brands to our core OTC Healthcare brands (BC, Goody's, Beano, Gaviscon and Debrox).  We provide significant marketing support to our core brands that is designed to enhance our sales growth and our long-term profitability.  The markets in which we sell our products, however, are highly competitive and include numerous national and global manufacturers, distributors, marketers and retailers.  Many of these competitors have greater research and development and financial resources than us and may be able to spend more aggressively on sales, advertising and marketing programs and research and development, which may have an adverse effect on our competitive position.

Strong Competitor in Attractive Categories. We compete in product categories that address recurring consumer needs.  We believe we are well positioned in these categories due to the long history and consumer awareness of our brands, our strong market positions and our low-cost operating model.  However, a significant increase in the number of product introductions or increased advertising, marketing and trade support by our competitors in these markets could have a material adverse effect on our business, financial condition and results from operations.

Proven Ability to Develop and Introduce New Products. We focus our marketing and product development efforts on the identification of under-served consumer needs, the design of products that directly address those needs and the ability to extend our highly recognizable brand names to other products.  In an example of this philosophy, in 2012, we launched four new PediaCare Infant Formula products, PediaCare 24 Hour Allergy Relief, Dramamine for Kids, Efferdent Crystals, Efferdent PM overnight denture cleanser, and Comet Stainless Steel. In 2011, we launched Little Fevers® Fever Reducer and Little Colds® Honey Elixir under our Little Remedies line in addition to Clear Eyes Cooling Comfort Redness Relief and Itchy Eye Relief. In 2010, we restaged our entire Chloraseptic lozenge product line with a new soothing liquid center formula.  Although line extensions and new product introductions are important to the overall growth of a brand, our efforts may reduce sales of existing products within that brand.  In addition, certain of our product introductions may not be successful and may be discontinued in the future.

Efficient Operating Model. To gain operating efficiencies, we oversee the production planning and quality control aspects of the manufacturing, warehousing and distribution of our products, while we outsource the operating elements of these functions to well-established third-party providers.  This approach allows us to benefit from their core competencies and maintain a highly variable cost structure, with low overhead, limited working capital requirements and minimal investment in capital expenditures as evidenced by the following:

	Gross Margin%	G&A % To Total Revenues	CapEx % To Total Revenues
2012	51.6	12.9	0.1
2011	50.8	12.5	0.2
2010	52.4	11.7	0.2

In 2012, our gross margin percentage increased 80 basis points due primarily to the brands we acquired in the GSK Brands I acquisition as such brands have higher gross margins. In 2011, our gross margin percentage decreased 160 basis points due primarily to the brands we acquired in the Blacksmith acquisition as such brands have higher costs to produce. General and administrative costs, as a percentage of total revenues, increased 40 basis points in 2012 versus 2011, primarily as a result of costs associated with the acquisition of GSK Brands I. General and administrative costs, as a percentage of total revenues, increased 80 basis points in 2011 versus 2010, primarily as a result of costs associated with the Blacksmith and Dramamine acquisitions.

Management Team with Proven Ability to Acquire, Integrate and Grow Brands. Our business has grown through acquisition, integration and expansion of the many brands we have purchased. Our management team has significant experience in consumer product marketing, sales, legal and regulatory compliance, product development and customer service. Unlike many larger consumer products companies, which we believe often entrust their smaller brands to successive junior employees, we dedicate experienced managers to specific brands. We seek more experienced personnel to bear the substantial responsibility of brand management and to effectuate our growth strategy. These managers nurture the brands to allow the brands to grow and evolve.

3

Superior Marketing and Innovation Capabilities. We target consumer categories that we believe respond well to consumer-driven marketing support versus price promotions. Our success has largely been driven by our ability to create excitement in our categories through innovations, line extensions and brand extensions, which we then communicate effectively through our consumer-oriented marketing efforts. Our innovation efforts are focused on identifying underserved consumer needs, designing products that directly address those needs and extending our highly recognizable brand names to natural brand extensions. For example, in fiscal 2010, we restaged our entire Chloraseptic® lozenge product line with a new soothing liquid center formula. In fiscal 2011, we launched a number of extensions of our core brands, including Little Fevers® Fever Reducer and Little Colds® Honey Elixir under our Little Remedies® line, in addition to Clear Eyes® Cooling Comfort Redness Relief and Itchy Eye Relief. As part of our recent acquisition of the Blacksmith brands, we introduced PediaCare 24 Hour Allergy Relief and Efferdent PM® overnight denture cleanser. In fiscal 2012, we launched a number of extensions, including Chloraseptic Warming Lozenges and Lollies for Kids, Little Remedies Honey Pops and Luden’s Drops with Vitamin C, with additional product launches planned for late fiscal 2012.

Growth Strategy

In order to continue to enhance our brands and drive growth, we focus our growth strategy on our core competencies:

•	Effective Marketing and Advertising;

•	Sales Excellence;

•	Strong Customer Service; and

•	Innovation and Product Development.

We execute this strategy through the following efforts:

Investments in Advertising and Promotion. We invest in advertising and promotion to drive the growth of our core brands. Our marketing strategy is focused primarily on consumer-oriented programs that include media advertising, targeted coupon programs and in-store advertising.  While the absolute level of marketing expenditures differs by brand and category, we have often increased the amount of investment in our brands after acquiring them.  For example, in 2011, after acquiring Efferdent, Effergrip, PediaCare, Luden's, NasalCrom and Dramamine, we spent approximately 28.4% of the revenues associated with these combined brands in order to drive future growth. In 2012, the advertising and promotion spend related to these brands was 16.0% of revenue. Additionally, advertising and promotion spend for our five legacy core OTC Healthcare products was approximately 15.0% and 15.8% of revenue in 2012 and 2011, respectively. Similarly on the core brands acquired from GSK, we expect to spend in 2013 at levels above our spending on our legacy core OTC Healthcare products. Given the competition in our industry and the contraction of the U.S. economy, there is a risk that our marketing efforts may not result in increased sales and profitability.  Additionally, no assurance can be given that we can maintain any increased sales and profitability levels once attained.

Growing our Categories and Market Share with Innovative New Products. One of our strategies is to broaden the categories in which we participate and increase our share within those categories through ongoing product innovation.  In 2012, we launched four new PediaCare Infant Formula products, PediaCare 24 Hour Allergy Relief, Dramamine for Kids, Efferdent Power Clean Crystals, Efferdent PM, and Luden's with Vitamin C, Clear Eyes All Season Outdoor Eye Drop, New Skin Anti-Chafing Spray and Comet Stainless Steel Cleanser line. In addition, we introduced a new AccuSafe® dosing system across our Little Remedies and PediaCare infant analgesics products. In 2011, we launched Little Fevers Fever Reducer and Little Colds Honey Elixir under our Little Remedies line in addition to Clear Eyes Cooling Comfort Redness Relief and Itchy Eye Relief. In 2010, we restaged the Chloraseptic solid lozenge product line and introduced a soothing liquid center lozenge. While there is always a risk that sales of existing products may be reduced by new product introductions, our goal is to grow the overall sales of our brands.

Increasing Distribution Across Multiple Channels. Our broad distribution base attempts to ensure that our products are well positioned across all available channels and that we are able to participate in changing consumer retail trends.  In an effort to ensure continued sales growth, we have altered our focus by expanding our reliance on direct sales while reducing our reliance on brokers.  We believe this philosophy allows us to better:

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•	Know our customer;

•	Service our customer; and

•	Support our customer

While we make great efforts to both maintain our customer base and grow in new markets, there is a risk that we may not be able to maintain or enhance our relationships across distribution channels, which could adversely impact our sales, business, financial condition and results from operations.

Growing Our International Business. International sales beyond the borders of North America represented 3.5%, 4.2% and 4.3% of revenues in 2012, 2011, and 2010, respectively.  We have designed and developed both products and packaging for specific international markets and expect that our international revenues will grow as a percentage of total revenues.  In addition to Clear Eyes, Murine and Chloraseptic, which are currently sold internationally, we license a large multinational company to market the Comet brand in Eastern Europe.  Since a number of our other brands have previously been sold internationally, we seek to expand the number of brands sold through our existing international distribution network and continue to identify additional distribution partners for further expansion into other international markets.

Pursuing Strategic Acquisitions. Acquisitions are an important part of our overall strategy for growing revenue.  We have a history of growth through acquisition (see “2012 Acquisitions” and “2011 Acquisitions” above). In 2012, we acquired 17 OTC healthcare brands from GSK. In 2011, we acquired five brands from Blacksmith and acquired Dramamine. Prior to these three acquisitions, our last acquisition was the Wartner brand of OTC wart treatment products in 2007.  While we believe that there will continue to be a pipeline of acquisition candidates for us to investigate, strategic fit and relative cost are of the utmost importance in our decision to pursue such opportunities.  We believe our business model allows us to integrate acquisitions in an efficient manner, while also providing opportunities to realize significant cost savings. However, there is a risk that our operating results could be adversely affected in the event we (i) do not realize all of the anticipated operating synergies and cost savings from acquisitions, (ii) do not successfully integrate acquisitions or (iii) pay too much for these acquisitions. In the past, we utilized various debt offerings to help us acquire certain brands or businesses. For example, in 2012, we completed an offering of senior notes, entered into new senior secured term loan and revolving credit facilities and ratably secured our existing senior notes with the new term loan facility. We used the net proceeds from the senior notes offering, together with borrowings under the new senior secured term loan facility, to finance the acquisition of the 17 OTC brands acquired from GSK, to repay our existing senior secured credit facilities, to pay fees and expenses incurred in connection with these transactions and for general corporate purposes. In 2010, we refinanced our long-term debt and significantly improved our liquidity position, debt maturities and covenants, all of which better positioned us to pursue the Blacksmith and Dramamine acquisitions and potential future acquisition targets.

Corporate Information

Our principal executive offices are located at 90 North Broadway, Irvington, New York 10533, and our telephone is (914) 524-6810. We maintain a website at www.prestigebrandsinc.com. Our Internet website, and the information contained on it, are not to be considered part of this prospectus. You should rely only on the information contained in this prospectus when making a decision as to whether to invest in the exchange notes.

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THE EXCHANGE OFFER

On January 31, 2012, we completed the private offering of $250.0 million aggregate principal amount of our 8.125% Senior Notes due 2020. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the existing notes in which we agreed, among other things, to complete an exchange offer for the existing notes. The summary below describes the principal terms of the exchange offer and the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Existing Notes	8.125% Senior Notes due 2020.

Exchange Notes	Notes of the same series of the existing notes, the issuance of which has been registered under the Securities Act. The terms of the exchange notes are substantially identical to those of the existing notes, except that the transfer restrictions, registration rights, and additional interest provisions relating to the existing notes do not apply to the exchange notes.

Terms of the Exchange Offer	We are offering to exchange a like amount of exchange notes for our existing notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, a new note must be properly tendered and accepted. All existing notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there is $250,000,000 aggregate principal amount of 8.125% Senior Notes due 2020 outstanding. We will issue the exchange notes promptly after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 13, 2012, unless extended or earlier terminated. “Expiration date” means such time and date or, if the exchange offer is extended, the latest time and date to which the exchange offer is so extended. We may extend the expiration date, in our sole discretion, from time to time as necessary.

How to Tender the Existing Notes	To validly tender your existing notes pursuant to the exchange offer, you must deliver the tendered existing notes, the letter of transmittal and the related documents to the depositary (or comply with the procedures of The Depository Trust Company’s (which we refer to as DTC) Automated Tender Offer Program (which we refer to as ATOP)) on or before the expiration date.

•	A holder whose existing notes are held in certificated form must properly complete and execute the letter of transmittal, and deliver such letter of transmittal and the tendered existing notes to the depositary, with any other required documents, on or before the expiration date.

•	A holder whose existing notes are held by a custodian bank, broker, dealer, trust company or other nominee must contact such nominee if such holder desires to tender his, her or its existing notes and instruct such nominee to tender the existing notes on the holder’s behalf.

•	Holders who are DTC participants must tender their beneficial interest in the existing notes electronically through ATOP.

See “The Exchange Offer—Procedures for Tendering.”

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Acceptance of Existing Notes for Exchange; Issuance of Exchange Notes	Subject to the conditions stated in “The Exchange Offer—Conditions to the Exchange Offer,” we will accept for exchange any and all existing notes that are properly tendered in the exchange offer before the expiration date. The exchange notes will be delivered promptly after the expiration date.

Interest Payments on the Exchange Notes	The exchange notes will bear interest from the date interest was most recently paid. If your existing notes are accepted for exchange, then you will receive interest on the exchange notes (including any accrued but unpaid additional interest on the existing notes) and not on the existing notes.

Withdrawal Rights	Existing notes tendered pursuant to the exchange offer may be validly withdrawn at any time prior to the expiration date, but not thereafter, unless we are otherwise required by applicable law to permit the withdrawal or unless the exchange offer is terminated without any existing notes being tendered thereunder, by following the procedures described herein. See “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the existing notes. See “The Exchange Offer —Conditions to the Exchange Offer” for more information.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of ours; and

•	you are not a broker-dealer

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your existing notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your existing notes unless such sale is made pursuant to an exemption from such requirements. We will not assume, or indemnify you against, any liability arising from your failure to satisfy any of the requirements of the Securities Act and the rules and regulations promulgated thereunder.

Each broker or dealer that receives exchange notes for its own account in exchange for existing notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell or otherwise transfer the exchange notes. See “The Exchange Offer —Resales of Exchange Notes.”

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Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer —Fees and Expenses.”

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THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Prestige Brands, Inc.

Securities Offered	$250 million aggregate principal amount of 8.125% senior notes due 2020.

Maturity Date	February 1, 2020.

Interest Rate	8.125% per year.

Interest Payment Dates	Interest on the notes is payable on February 1 and August 1 of each year, commencing on August 1, 2012.

Guarantees	The payment of principal, premium, if any, and interest on the exchange notes is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Prestige, our parent, and certain of our direct or indirect wholly-owned existing and future domestic restricted subsidiaries.

Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of exchange notes. See “Description of the Exchange Notes—Guarantees.”

Optional Redemption	The exchange notes will be redeemable at our option, in whole or in part, at any time on or after February 1, 2016, at the redemption prices set forth in “Description of the Exchange Notes—Optional Redemption,” together with accrued and unpaid interest, if any, to the date of redemption.

Prior to February 1, 2016, we may redeem all or any portion of the exchange notes at 100% of their principal amount, plus a “make whole” premium, plus accrued interest.

In addition, at any time and from time to time on or prior to February 1, 2015, we may redeem up to 35% of the aggregate principal amount of the exchange notes using the net cash proceeds of certain public equity offerings, so long as:

•	we pay 108.125% of the principal amount of the exchange notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption;

•	at least 65% of the aggregate principal amount of all exchange notes issued under the indenture remain outstanding afterwards; and

•	the redemption occurs within 180 days of the date of the closing of such public equity offering.

Ranking	The exchange notes will be the Company’s senior unsecured obligations and will:

•	be effectively subordinated to secured obligations of the Company including the Senior Secured Credit Facilities and the 2018 Senior Notes to the extent of the value of the assets securing such obligations;

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•	rank equal in right of payment to all existing and future unsecured obligations of the Company that are not, by their terms, expressly subordinated in right of payment to the exchange notes;

•	rank senior in right of payment to all existing and future obligations of the Company that are, by their terms, expressly subordinated in right of payment to the exchange notes; and

•	be structurally subordinated to any existing and future obligations of any subsidiaries of the Company that are not subsidiary guarantors.

The guarantees will be the senior unsecured obligations of the guarantors and will:

•	be effectively subordinated to secured obligations of the guarantors to the extent of the value of the assets securing such obligations;

•	rank equal in right of payment to all existing and future unsecured obligations of the guarantors that are not, by their terms, expressly subordinated in right of payment to the guarantees; and

•	rank senior in right of payment to all existing and future obligations of the guarantors that are, by their terms, expressly subordinated in right of payment to the guarantees.

As of March 31, 2012:

•	the Company had $1,135 million of indebtedness (excluding intercompany indebtedness), of which $635 million would have been secured, and an additional $50 million available under the 2012 ABL Revolver;

•	the guarantors would have had $1,135 million of indebtedness (excluding intercompany indebtedness), $635 million of which would have been secured; and

•	the non-guarantor subsidiaries of the Company would have had $1.4 million of indebtedness and other liabilities (excluding intercompany indebtedness).

Change of Control; Asset Sales	If a change of control occurs, we must offer to purchase the exchange notes from holders at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

If we sell certain assets and do not apply the net proceeds in compliance with the indenture, we will be required to make an offer to repurchase the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Covenants	The exchange notes will be issued under an indenture among the issuer, Prestige, each of the subsidiary guarantors named therein and U.S. Bank National Association, as trustee. The terms of the exchange notes and indenture will restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

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•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	make certain investments;

•	create liens;

•	merge or consolidate with another company or transfer or sell assets;

•	enter into restrictions affecting the ability of our restricted subsidiaries to make distributions, loans or advances to us or other restricted subsidiaries; prepay, redeem or repurchase certain indebtedness; and

•	engage in transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions, which are described under “Description of the Exchange Notes—Certain Covenants.”

Use of Proceeds	We will not receive proceeds from the issuance of the exchange notes offered hereby.

Absence of an Established Market for the Exchange Notes	The exchange notes will be fungible with an existing class of securities for which there is currently no market. We cannot assure you that a liquid market for the exchange notes will develop.

You should carefully consider all of the information set forth in this prospectus, and in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” for an explanation of certain risks of investing in the notes. For a description of risk related to our industry and business, you should also evaluate the specific risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, which is incorporated by reference herein.

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Material U.S. Federal Income Tax Considerations

The exchange of existing notes for exchange notes in the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Consequences of Not Exchanging Existing Notes

If you do not exchange your existing notes in the exchange offer, your existing notes will continue to be subject to the restrictions on transfer currently applicable to the existing notes. In general, you may offer or sell your existing notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

After the exchange offer is closed, we will no longer have an obligation to register the existing notes, except in limited circumstances. Please see the risk factor entitled, “If you fail to properly exchange your existing notes for exchange notes, you will continue to hold existing notes which are subject to transfer restrictions, and the liquidity of the trading market, if any, for any untendered existing notes may be substantially limited” on page 19.

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Summary Historical and Pro Forma Consolidated Financial and Other Data of Prestige Brands Holdings, Inc.

The following table sets forth certain summary historical consolidated financial and other data of Prestige and its subsidiaries for the periods and at the dates indicated. We have derived the summary historical consolidated financial data as of and for the fiscal years ended March 31, 2010, 2011 and 2012 from the audited consolidated financial statements of Prestige included elsewhere or incorporated by reference in this prospectus. Our historical operating results are not necessarily indicative of future operating results. The recent acquisitions of the Blacksmith brands and the Dramamine brand in fiscal year 2011 will affect comparability between periods. The summary historical consolidated financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with “Unaudited Pro Forma Combined Financial Information,” “Selected Historical Financial and Other Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Prestige” and the financial statements and related notes of each of Prestige, Blacksmith and the GSK Brands included elsewhere or incorporated by reference in this prospectus.

The unaudited pro forma combined statement of operations for the fiscal year ended March 31, 2012 has been prepared to illustrate the effects of the transaction, as if it had occurred on April 1, 2011. The pro forma data has been derived from the audited financial statements of Prestige for the fiscal year ended March 31, 2012 and the audited financial statements of the GSK Brands for the fiscal year ended December 31, 2011. The GSK Brands have historically used a December 31 fiscal year end. For purposes of the pro forma combined financial information for the fiscal year ended March 31, 2012, the year ended December 31, 2011 was used for the GSK Brands.

The unaudited pro forma financial statements are not intended to reflect the results of the operations or the financial position of Prestige, which would have actually resulted had the proposed transaction been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

It is management's opinion that the pro forma statement of operations represent the fair presentation, in all material respects, of the transaction described above applied on a basis consistent with Prestige's accounting policies. No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction.

(in thousands)	Year Ended March 31,			Pro Forma Combined Twelve Months Ended March 31,
	2010	2011	2012	2012
Income Statement Data:
Total revenues	$292,602	$336,510	$441,085	$616,849
Costs of sales(1)	139,158	165,632	213,701	265,113
Gross profit	$153,444	$170,878	$227,384	$351,736
Advertising and promotional expenses	30,923	42,897	57,127	82,391
General and administrative expenses(2)	34,195	41,960	56,700	63,219
Depreciation and amortization expenses	10,001	9,876	10,734	13,632
Impairment of goodwill and intangibles	—	—	—	—
Interest expense, net	22,935	27,317	41,320	83,193
Other expense (income), net	2,656	300	346	(5,686)
Income (loss) from continuing operations before income taxes	52,734	48,528	61,157	114,987
Provision (benefit) for income taxes	20,664	19,349	23,945	45,021
Income (loss) from continuing operations	$32,070	$29,179	$37,212	$69,966
Discontinued Operations
Income (loss) from discontinued operations, net of income tax	(112)	591	—	—
(Loss) gain on sale of discontinued operations, net of income tax(3)	157	(550)	—	—
Net income (loss) available to common stockholders	$32,115	$29,220	$37,212	$69,966

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(dollars in thousands)	Year Ended March 31,			Pro Forma Combined Twelve Months Ended March 31,
	2010	2011	2012	2012
Other Financial Data:
Cash provided by (used in):
Operating activities	$59,427	$86,670	$67,452	$—
Investing activities	7,320	(275,680)	(662,206)	—
Financing activities	(60,831)	161,247	600,434	—
Capital expenditures	673	655	606	—
Adjusted EBITDA(4)	99,683	102,866	141,441	216,223
Pro Forma Adjusted EBITDA(4)	—	—	—	224,223
Pro Forma Adjusted EBITDA margin(4)	—	—	—	36.3%
Total leverage ratio(5)	—	—	—	5.1	x
Secured leverage ratio(6)	—	—	—	3.9	x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$41,097	$13,334	$19,015	$19,015
Total assets	791,412	1,056,918	1,758,276	1,758,276
Total long-term debt, including current maturities (gross)	328,087	492,000	1,135,000	1,135,000
Stockholders’ equity	$329,059	$361,832	$402,728	$402,729

(1)	For 2012 and 2011, cost of sales included $1.3 million and $7.3 million, respectively, of charges related to the step-up of inventory associated with acquisitions.

(2)	General and administrative expense included $13.8 million of costs related to the GSK Brands acquisition, $1.7 million of unsolicited offer defense costs in 2012, and $7.7 million of costs related to the acquisitions of Blacksmith and Dramamine in 2011.

(3)	On September 1, 2010, we sold certain assets related to the nail polish remover brand previously included in our Personal Care products segment. The total sales price of the assets was $4.1 million, which was received by us at closing. In October 2009, we divested our shampoo brands for a purchase price of $9 million, $8 million of which was paid to us at closing and $1 million of which was paid in October 2010.

(4)	“Adjusted EBITDA” represents net income before interest expense, income taxes and depreciation and amortization, impact of discontinued operations, impairment of goodwill and intangible assets, stock-based compensation, and certain non-recurring, non-cash and other cash expenses which management believes will not be incurred, except for stock-based compensation, in the future. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. We present Adjusted EBITDA because we believe that it provides useful information regarding a company’s ability to service and/or incur indebtedness. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our capital expenditures, or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirement necessary to service interest or principal payments, on our debts;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA and Pro Forma Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

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(5)	Defined as the ratio of pro forma total indebtedness (gross value) as of March 31, 2012 to Pro Forma Adjusted EBITDA for the twelve months ended March 31, 2012.

(6)	Defined as the ratio of pro forma total indebtedness (gross value) that is secured by any liens on our assets as of March 31, 2012 to Pro Forma Adjusted EBITDA for the twelve months ended March 31, 2012.

The table below reconciles net income (loss) to Adjusted EBITDA for the periods presented. Adjusted EBITDA excludes the impact of discontinued operations for all reported periods.

(in thousands)	Year Ended March 31,			Pro Forma Twelve Months Ended March 31,
	2010	2011	2012	2012
Consolidated Statement of Operations:
Net income (loss)	$32,115	$29,220	$37,212	$69,966
(Income) loss from discontinued operations, net of taxes	112	(591)	—	—
(Gain) loss on sale of discontinued operations, net of income tax(a)	(157)	550	—	—
Provision (benefit) for income taxes	20,664	19,349	23,945	45,021
Interest expense, net	22,935	27,317	41,320	83,193
Extinguishment of debt	2,656	300	5,409	—
Depreciation and amortization	10,001	9,876	10,734	13,632
Stock-based compensation	2,085	3,575	3,078	3,078
Restructuring and CEO replacement costs(b)	2,500	—	—	—
Purchase accounting impact of the Blacksmith and Dramamine acquisitions(c)	—	7,271	—	—
Blacksmith and Dramamine acquisition costs(d)	—	7,712	—	—
Lawsuit settlement, net of professional fees(e)	—	—	(5,063)	(5,063)
Transaction costs(f)	—	126	781	781
Discontinued product lines(g)	6,772	(1,839)	705	705
Product changeover costs(h)	—	—	1,873	1,873
Product reformulation costs(i)	—	—	1,300	1,300
Costs associated with the unsolicited offer(j)	—	—	1,737	1,737
Acquisition costs – GSK Brands(k)	—	—	13,027	—
Purchase accounting impact of the GSK Brands acquisition(l)	—	—	1,795	—
Transition costs associated with the GSK Brands(m)	—	—	3,588	—
Adjusted EBITDA	$99,683	$102,866	$141,441	$216,223
Estimated Cost Savings(n)				$8,000
Pro Forma Adjusted EBITDA				$224,223

(a)	On September 1, 2010, we sold certain assets related to the nail polish remover brand previously included in our Personal Care products segment. The total sales price of the assets was $4.1 million, which was received by us at closing. In October 2009, we divested our shampoo brands for a purchase price of $9 million, $8 million of which was paid to us at closing and $1 million of which was paid in October 2010.

(b)	Represents cost of severance for termination of employees associated with downsizing and costs associated with replacing our Chief Executive Officer.

(c)	In connection with accounting for the asset acquisition of Dramamine and the acquisition of the Blacksmith brands, the acquired inventory was increased to its estimated selling price, less the cost of disposal and a reasonable profit allowance for the selling effort, as required under GAAP. These accounting adjustments to inventory resulted in costs above standard post-acquisition.

(d)	Consists of transaction-related expenses incurred in connection with the acquisition of the Blacksmith brands and the asset acquisition of Dramamine.

(e)	Reflects the elimination of a non-recurring gain from a lawsuit settlement. We received settlement proceeds of $8.0 million related to the resolution of a legal matter in June 2011 and incurred costs of $2.9 million pursuing the legal matter in the quarter ended June 30, 2011, resulting in a $5.1 million pre-tax gain net of costs incurred.

(f)	Represents costs incurred in connection with an abandoned acquisition, which were expensed as incurred.

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(g)	During fiscal year 2011, Prestige discontinued two products, specifically Chloraseptic Allergen Block and Little Allergies Allergen Block.

(h)	During the quarters ended June 30, 2011 and September 30, 2011, we incurred inventory charges related to the replacement of certain children and infant products to achieve a consistent formulation for such products (in order to address misdosing issues that could occur).

(i)	During the quarter ended September 30, 2011, we incurred costs to introduce a new formulation and new packaging as required under new industry guidelines mandating a consistent formulation for children and infant products (in order to address misdosing issues that could occur).

(j)	Represents professional fees incurred in connection with our defense against an unsolicited bid.

(k)	Consists of transaction-related expenses incurred in connection with the acquisition of the GSK Brands.

(l)	In connection with accounting for the asset acquisition of the GSK Brands, the acquired inventory was increased to its estimated selling price, less the cost of disposal and a reasonable profit allowance for the selling effort, as required under GAAP. These accounting adjustments to inventory resulted in costs above standard post-acquisition.

(m)	Consists of general and administrative expenses incurred in connection with the operational transaction of the GSK Brands.

(n)	On a combined basis, certain selling, general and administrative costs previously allocated to the business, including management and employee compensation, sales commissions, professional fees, insurance, rent, and other general administrative support expenses will be replaced by costs to be incurred directly by Prestige. Prestige estimates the net effect of this would have been an overall reduction of selling, general and administrative expenses of $8 million on a pro forma combined basis for the twelve months ended March 31, 2012.

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Summary Historical Combined Financial Data of the GSK Brands

The following table sets forth certain summary historical combined financial data of the GSK Brands. We have derived the summary historical combined financial data for each of the three years ended December 31, 2011, from the audited special purpose carve out combined financial statements of the GSK Brands included elsewhere in this prospectus. The summary historical financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the special purpose carve out combined financial statements and related notes of the GSK Brands and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the GSK Brands” included elsewhere in this prospectus.

(in thousands)	Year Ended December 31,
	2009	2010	2011
Income Statement Data:
Total revenue	$215,991	$207,342	$206,154
Cost of sales	(65,270)	(64,676)	(65,186)
Gross profit	$150,721	$142,666	$140,968
Selling, general and administrative expenses	(72,987)	(59,719)	(56,974)
Research and development expenses	(6)	—	—
Amortization and impairment	(550)	(10,311)	(550)
Other operating income (expense)	(611)	(295)	648
Excess of revenue over direct operating expenses	$76,567	$72,341	$84,092

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Computation of Ratio of Earnings to Fixed Charges

Prestige Brands Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)

	Year Ended March 31,
	2008		2009	2010		2011		2012

Income (loss) from continuing operations before income taxes	$49,583		$(200,420)	$52,734		$48,528		$61,157
Fixed charges	38,265		28,781	23,184		27,589		41,620

Earnings (loss) available for fixed charges	$87,848		$(171,639)	$75,918		$76,117		$102,777

Interest expense on long term debt	$35,920		$26,431	$21,021		$25,573		$38,677
Capitalized fees on long term debt	2,148		2,148	1,915		1,745		2,661
Estimated interest in rent expense (b)	197		202	248		271		282

Total fixed charges	$38,265		$28,781	$23,184		$27,589		$41,620

Ratio of Earnings to Fixed Charges	2.3	x	(a)	3.27	x	2.76	x	2.47	x

_______________________

(a)	For the year ended March 31, 2009, earnings were insufficient to cover fixed charges primarily due to a non-cash impairment charge against goodwill and intangible assets of $249 million. The deficiency for the year ended March 31, 2009 required to restore the ratio to 1:1 was $200,420.

(b)	For the purpose of calculating interest on rent expense the company used a reasonable approximation of the interest factor.

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Risk Factors

Before you tender your existing notes, you should consider the following risk factors in addition to the other information included or incorporated by reference in this prospectus, including the specific risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. Any of the risk factors incorporated herein by reference from our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and the following risks could harm our business and financial results and/or cause the value of the notes to decline, which in turn could cause you to lose all or part of your investment. The risks incorporated herein by reference and set forth below are not the only ones facing our company.

Risks Related to the Exchange Notes and the Exchange Offer

If you fail to properly exchange your existing notes for exchange notes, you will continue to hold existing notes which are subject to transfer restrictions, and the liquidity of the trading market, if any, for any untendered existing notes may be substantially limited.

We will only issue exchange notes in exchange for existing notes that you timely and properly tender. You should allow sufficient time to ensure timely delivery of the existing notes, and you should carefully follow the instructions on how to tender your existing notes set forth under “The Exchange Offer—Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of existing notes.

If you do not exchange your existing notes for exchange notes in the exchange offer, the existing notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the existing notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the existing notes under the Securities Act. If you continue to hold any existing notes after the exchange offer is completed, you may have trouble selling them because of the restrictions on transfer.

Because we anticipate that most holders of existing notes will elect to participate in the exchange offer, we expect that the liquidity of the market for the existing notes after completion of the exchange offer may be substantially limited. Any existing notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the existing notes not exchanged.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

After the offering of the existing notes and the application of the net proceeds therefrom, we have a significant amount of indebtedness. As of March 31, 2012, we had total indebtedness of approximately $1,135 million, excluding $50 million of unused commitments under the 2012 ABL Revolver.

Our substantial indebtedness could have important consequences to the holders of the exchange notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

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•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the Senior Secured Credit Facilities, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

In addition, the indenture that governs the exchange notes, the credit agreements governing the Senior Secured Credit Facilities and the indenture governing our 2018 Senior Notes contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could further exacerbate the risks to our financial condition described above and prevent us from fulfilling our obligations under the exchange notes.

We may be able to incur significant additional indebtedness in the future. Although the indenture that governs the exchange notes, the indenture governing our 2018 Senior Notes and the credit agreements governing the Senior Secured Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the exchange notes, subject to any collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with our insolvency, liquidation, reorganization, dissolution or other winding up as a company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, our 2012 ABL Revolver provides us commitments of up to $50 million in the aggregate. All of those borrowings would be secured indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could intensify. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the exchange notes, depends on our financial condition and results of operations, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the exchange notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Secured Credit Facilities, the indenture governing our 2018 Senior Notes and the indenture that governs the exchange notes restricts our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

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In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which will not be guarantors of the exchange notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the exchange notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the exchange notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the exchange notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the exchange notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture that governs the exchange notes and the agreements governing certain of our other existing indebtedness limits the ability of certain of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the exchange notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the exchange notes.

If we cannot make scheduled payments on our indebtedness, we will be in default and holders of the exchange notes could declare all outstanding principal and interest to be due and payable, the lenders under the 2012 ABL Revolver could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your entire investment in the exchange notes.

The terms of our credit agreements governing the Senior Secured Credit Facilities, the indenture governing our 2018 Senior Notes and the indenture that governs the exchange notes will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The credit agreements governing the Senior Secured Credit Facilities, the indenture governing our 2018 Senior Notes and the indenture that governs the exchange notes contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including, among other things, restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain indebtedness;

•	make loans and investments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

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The covenants in the indenture that governs the exchange notes are subject to important exceptions and qualifications, which are described under “Description of the Exchange Notes.”

In addition, the restrictive covenants in the credit agreements governing the Senior Secured Credit Facilities require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may not be able to meet them.

These restrictive covenants could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into joint ventures;

•	withstand a future downturn in our business, the industry or the economy in general;

•	engage in business activities, including future opportunities, that may be in our best interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

These restrictions may affect our ability to grow in accordance with our plans.

A breach of the covenants under the indenture that governs the exchange notes, the indenture governing our 2018 Senior Notes or under the credit agreements governing the Senior Secured Credit Facilities could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing the 2012 ABL Revolver would permit the lenders under the 2012 ABL Revolver to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the Senior Secured Credit Facilities or our 2018 Senior Notes, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our guarantors may not have sufficient assets to repay that indebtedness.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Senior Secured Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all revolving loans are fully drawn, each quarter point change in interest rates would result in a $1.7 million change in annual interest expense on our indebtedness under the Senior Secured Credit Facilities. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk, or may create additional risks.

The exchange notes will be effectively subordinated to our indebtedness under the Senior Secured Credit Facilities, our 2018 Senior Notes and our other secured indebtedness to the extent of the value of the assets securing that indebtedness.

The exchange notes will not be secured by any of our assets. As a result, the exchange notes and the guarantees will be effectively subordinated to our indebtedness under the Senior Secured Credit Facilities and our 2018 Senior Notes with respect to the assets that secure that indebtedness. As of March 31, 2012, we had approximately $635 million of indebtedness under the 2012 Term Loan and $250 million aggregate principal amount outstanding of our 2018 Senior Notes, all of which would have been effectively senior to the exchange notes, and approximately $50 million of additional borrowing capacity under the 2012 ABL Revolver. We also can incur additional secured indebtedness if certain specified conditions are met under the credit agreements governing the Senior Secured Credit Facilities. See “Description of Certain Other Indebtedness.” The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the exchange notes only after all indebtedness under the Senior Secured Credit Facilities, our 2018 Senior Notes and any other secured indebtedness has been paid in full. As a result, the holders of the exchange notes may receive less, ratably, than the holders of secured indebtedness in the event of our or any of the guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

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The exchange notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the exchange notes.

Each of our existing and future domestic restricted subsidiaries that is a borrower under or that guarantees obligations under the Senior Secured Credit Facilities (except in the case of non-wholly owned subsidiaries) and our 2018 Senior notes or that guarantees our other indebtedness or indebtedness of a guarantor will guarantee the exchange notes. Our subsidiaries that do not guarantee the exchange notes, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The exchange notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that governs the exchange notes will, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

For the year ended March 31, 2012, our non-guarantor subsidiaries represented less than 1% of our net revenues and Adjusted EBITDA, respectively. As of March 31, 2012, our non-guarantor subsidiaries represented less than 1% of our total assets and had approximately $1.4 million of total liabilities (including debt and trade payables but excluding intercompany liabilities).

In addition, our subsidiaries that provide, or will provide, guarantees of the exchange notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, no holder of the exchange notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities (including trade payables and preferred stock, if any), whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the exchange notes. See “Description of the Exchange Notes—Guarantees.”

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We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, together with accrued and unpaid interest, if any, to the purchase date. The indenture governing our 2018 Senior Notes contains a similar provision that would require us to make an offer to repurchase our 2018 Senior Notes. Additionally, under the Senior Secured Credit Facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the exchange notes and our 2018 Senior Notes and repayment of borrowings under the Senior Secured Credit Facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the exchange notes may be limited by law. In order to avoid the obligations to repurchase the exchange notes and our 2018 Senior Notes and events of default and potential breaches of the credit agreements governing the Senior Secured Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the exchange notes, constitute a “change of control” that would require us to repurchase the exchange notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings, financial condition or the value of the exchange notes. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Federal and state fraudulent transfer laws may permit a court to void the exchange notes or the guarantees, and if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes and the incurrence of the guarantees of the exchange notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if the issuer or a guarantor, as applicable, (a) issued the exchange notes or incurred its guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

•	the issuer or such guarantor, as applicable, was insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of its guarantees;

•	the issuance of the exchange notes or the incurrence of its guarantees left the issuer or such guarantor, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	the issuer or such guarantor intended to, or believed that it would, incur indebtedness beyond its ability to pay as they mature; or

•	the issuer or such guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the exchange notes.

We cannot be certain as to the standards a court would use to determine whether or not the issuer or a guarantor was insolvent at the relevant time or, regardless of the standard that a court uses, whether the exchange notes or the guarantees would be subordinated to other indebtedness. In general, however, a court would deem an entity insolvent if:

•	the sum of its indebtedness, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

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•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as they became due.

If a court were to find that the issuance of the exchange notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or that guarantee, could subordinate the exchange notes or that guarantee to presently existing and future indebtedness of the issuer or of the relevant guarantor or could require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes. Further, the avoidance of the exchange notes could result in an event of default with respect to our and our subsidiaries’ other indebtedness that could result in acceleration of that indebtedness.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the exchange notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of exchange notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of exchange notes and (3) equitable subordination is not inconsistent with the provisions of the United States Bankruptcy Code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt will have a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the exchange notes. Credit ratings are not recommendations to purchase, hold or sell the exchange notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the exchange notes. Any downgrade by either Standard & Poor’s Rating’s Group (“Standard & Poor’s”) or Moody’s Investor Service, Inc. (“Moody’s”) would increase the interest rate on the Senior Secured Credit Facilities, decrease our earnings and may result in higher borrowing costs.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the exchange notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your exchange notes at a favorable price or at all.

Many of the covenants in the indenture that governs the notes will not apply during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture that governs the exchange notes will not apply to us during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur indebtedness and enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that the exchange notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture that will govern the exchange notes. See “Description of the Exchange Notes—Certain Covenants.”

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

There is no established public market for the exchange notes, and we cannot assure you that an active trading market for the exchange notes will develop. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. We do not intend to apply for listing the exchange notes on any securities exchange. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

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•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or the price that you receive when you sell will be favorable.

If you hold the exchange notes in book-entry form, you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the exchange notes, owners of the book-entry interests will not be considered owners or holders of exchange notes. Instead, the common depositary, or its nominee, will be the sole holder of the exchange notes.

Payments of principal and interest and any other amounts owing on or in respect of the exchange notes in global form will be made to U.S. Bank National Association, as paying agent, which will make payments to DTC. Thereafter, these payments will be credited to DTC participants’ accounts (including the Euroclear System (or Euroclear) and Clearstream Banking, société anonyme (which we refer to as Clearstream)) that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. After payment to DTC or the common depository, none of us, any of our affiliates, U.S. Bank National Association, as Trustee (which we refer to as the trustee), or any payment agent will have any responsibility or liability for any aspect of the records relating to, or payments of interest, principal or other amounts to, DTC, Euroclear and/or Clearstream or to owners of book-entry interests.

Unlike holders of the exchange notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the exchange notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	Result in payment delays on your exchange notes because the trustee will be sending distributions on the exchange notes to DTC and Euroclear and Clearstream instead of directly to you;

•	Make it difficult for you to pledge your exchange notes if physical certificates are required by the party demanding the pledge; and

•	Hinder your ability to resell your exchange notes because some investors may be unwilling to buy securities that are not in physical form.
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Unaudited Pro Forma Combined Financial Information

On January 31, 2012, the Company completed its previously announced acquisition of 15 over-the-counter (OTC) pharmaceutical brands sold in North America, including certain related contracts, trademarks and inventory ("GSK Brands I"), from GlaxoSmithKline plc and certain of its affiliates pursuant to the business sale and purchase agreement dated as of December 20, 2011.

On the closing date, the Company issued $250 million in aggregate principal amount of 8.125% Senior Notes due 2020. Also on the closing date, the Company entered into new senior secured credit facilities, consisting of (i) a $660 million term loan facility with a seven-year maturity and (ii) a $50 million asset-based revolving credit facility with a five-year maturity. No amounts were drawn under the new revolving credit facility at the closing date.

On March 30, 2012, the Company completed its previously announced acquisition of the Debrox® and Gly-Oxide® over-the-counter pharmaceutical brands sold in North America, including certain related contracts, trademarks and inventory ("GSK Brands II" and together with GSK Brands I, the “GSK Brands”) from GlaxoSmithKline plc and certain of its affiliates pursuant to the business sale and purchase agreement dated as of December 20, 2011. The purchase price for these assets was $45 million in cash. The purchase price was funded with proceeds from the credit facilities entered into on January 31, 2012. In April 2012, the Company received the post-closing inventory and apportionment adjustments, which required an additional $2.8 million to be paid to GlaxoSmithKline plc.

The unaudited pro forma combined statement of operations for the fiscal year ended March 31, 2012 has been prepared to illustrate the effects of the transaction, as if it had occurred on April 1, 2011. The pro forma data has been derived from the audited financial statements of Prestige for the fiscal year ended March 31, 2012 and the audited financial statements of the GSK Brands for the fiscal year ended December 31, 2011. The GSK Brands have historically used a December 31 fiscal year end. For purposes of the pro forma combined financial information for the fiscal year ended March 31, 2012, the year ended December 31, 2011 was used for the GSK Brands.

The unaudited pro forma financial statements are not intended to reflect the results of the operations or the financial position of Prestige, which would have actually resulted had the proposed transaction been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

It is management's opinion that the pro forma statement of operations represent the fair presentation, in all material respects, of the transaction described above applied on a basis consistent with Prestige’s accounting policies. No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction.

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Prestige Brand Holdings, Inc.
Pro Forma Statement of Operations
For the Twelve Months ended March 31, 2012
(unaudited)
(dollars in thousands)

$ in thousands	Prestige Brand Holdings, Inc.	GSK Brands		Pro Forma Adjustments		Pro Forma (a)
Net sales	$437,838		$206,154	$(30,390	)(b)	$613,602
Other revenues	3,247		―	―		3,247
Total revenues	441,085		206,154	(30,390)		616,849
Cost of sales	213,701		65,186	(13,774	)(b)	265,113
Gross profit	$227,384		$140,968	$(16,616)		$351,736

Advertising and promotion	$57,127		$32,477	$(7,213	)(b)	$82,391
General and administrative	56,700		24,497	(17,978	)(b),(c)	63,219
Depreciation and amortization	10,734		550	2,348	)(b),(d)	13,632
Total operating expenses	124,561		57,524	(22,843)		159,242
Operating income	$102,823		$83,444	$6,227		$192,494

Interest expense, net	$41,320	$	―	$41,873	(e)	$83,193
Other non-operating (income) / expense, net	346		(648)	(5,384	)(b),(f)	(5,686)
Total other expense	41,666		(648)	36,489		77,507
Pre-tax income	61,157		84,092	(30,262)		114,987
Provision for income taxes	23,945		―	21,076	(b),(g)	45,021
Net income	$37,212		$84,092	$(51,338)		$69,966

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Prestige Brand Holdings, Inc.
Notes to Unaudited Pro Forma Combined Statement of Operations

(a)	The unaudited pro forma statement of operations have been prepared to reflect the application of purchase accounting under ASC 805, “Business Combinations,” for the acquisition of the GSK Brands. The unaudited pro forma statement of operations for the fiscal year ended March 31, 2012, have been prepared to illustrate the effects of the Transaction as if it had occurred on April 1, 2011. The GSK Brands have historically used a December 31 fiscal year end. For purposes of the fiscal year ended March 31, 2012 data presented herein, a historical December 31, 2011 period was used for the GSK Brands. Additionally, the pro forma adjustments remove the impact of two month's activity related to the GSK brands that is captured in the Prestige Brand Holdings, Inc. reported statement of operations for the fiscal year ended March 31, 2012.

(b)	The adjustment removes the operating results of the GSK brands acquired January 31, 2012 ("GSK Brands I"), which have been included in Prestige Brands Holdings, Inc.’s Consolidated Financial Statements from February 1, 2012, the day following the date of acquisition. Revenues of the acquired operations from February 1, 2012 through March 31, 2012 were $30.4 million and the net loss was $0.2 million. The operating results of the GSK brands acquired March 30, 2012 ("GSK Brands II") will be included in our Consolidated Financial Statements beginning April 1, 2012. Accordingly, we did not record any revenues or operating results in the accompanying Consolidated Financial Statements related to GSK Brands II.

(c)	In conjunction with the acquisition of the GSK Brands, we incurred $13.0 million of costs that were specific to the transaction (e.g., banker and professional fees), and these costs have been removed as a pro forma adjustment.

(d)	This adjustment represents the amortization expense related to the purchase price and amortizable intangible assets for the acquisition of the GSK Brands. The following table summarizes our allocation of the $662.8 million purchase price to the assets we acquired at the GSK Brands I and GSK Brands II acquisition dates and the annual amortization expense associated with the acquired amortizable brand intangibles:

(In thousands)	GSK Brands I (January 31, 2012)	GSK Brands II (March 30, 2012)	Total
Purchase price allocation:
Inventory	$14,820	$250	$15,070
Prepaid expenses	3,575	-	3,575
Goodwill	17,401	2,605	20,006
Brand intangibles - indefinite life	480,358	76,572	556,930
Brand intangibles - definite life	62,534	4,686	67,220
Total purchase price			$662,800

Amortization of brand intangibles
Total acquired brand intangibles			$624,149
Brand intangibles - indefinite life			556,930
Brand intangibles - definite life			67,220
Estimated useful life			19.3
Pro forma amortization			$3,480

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(e)	Reflects the interest expense as a result of the acquisition of the GSK Brands, which is calculated as follows:

Twelve Months Ended March 12
Total cash interest from debt requirements of the Transaction (1)	$77,321
Amortization of deferred financing costs (2)	5,872
Total pro-forma interest expense	83,193
Less: historical interest expense	(41,320)
Net adjustment to interest expense	$41,873

(1)	Represents the interest on the outstanding and unused balance on the New Senior Secured Credit Facilities (variable rate), the 2018 Senior Notes, and the notes offered hereby, together assuming a weighted average interest rate of 6.9%. An increase (decrease) of 25 basis points in the assumed interest rate would result in an increase (decrease) of $2.9 million per year in total interest expense.

(2)	Represents annual amortization expense on $33.3 million of deferred financing fees, utilizing a weighted average maturity of 7.1 years, which approximates amortization under the effective interest rate method.

(f)	Includes the add back of $5.4 million related to the loss on extinguishment of debt incurred as a result of the acquisition of the GSK Brands.

(g)	Reflects the tax effect of the pro forma adjustments and the pro forma impact of inclusion of a tax provision for the operating results of the GSK Brands, each using the Company's effective tax rate of 39.2%.
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The Exchange Offer

Purpose and Effect of the Exchange Offer

In connection with the sale of the existing notes, we entered into a registration rights agreement with the initial purchasers of the existing notes, pursuant to which we agreed to use commercially reasonable efforts to file a registration statement with the SEC with respect to the exchange of the existing notes for the exchange notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement is included as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the exchange notes in exchange for existing notes. The terms of the exchange notes are substantially identical to those of the existing notes, except that the exchange notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the existing notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See “Description of the Exchange Notes” and “Description of the Existing Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” in this section means any person in whose name the existing notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose existing notes are held of record by DTC who desires to deliver such existing notes by book-entry transfer at DTC.

We make no recommendation to the holders of existing notes as to whether to tender or refrain from tendering all or any portion of their existing notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of existing notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of existing notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange existing notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $250,000,000 aggregate principal amount of existing notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of existing notes known to us. Existing notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiples of $1,000 in excess thereof.

Our acceptance of the tender of existing notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 p.m. New York City time on August 13, 2012; however, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any existing notes by giving oral or written notice of an extension to the holders of existing notes as described below. During any extension period, all existing notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any existing notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

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Our obligation to accept existing notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our sole discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any existing notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the existing notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the existing notes, file a post-effective amendment to the registration statement and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than August 14, 2012, the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to U.S. Bank National Association, the exchange agent, at the address listed under the heading “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if existing notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.

In addition, a tendering holder must:

•	deliver certificates, if any, for the existing notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of book-entry transfer of the existing notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

If the letter of transmittal is signed by a person other than the registered holder of existing notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The existing notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the existing notes must be signed exactly as the name of any registered holder appears on the existing notes.

If the letter of transmittal or any existing notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering existing notes pursuant to the exchange offer, each holder will represent to us that, among other things, the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes. In the case of a holder that is not a broker-dealer, that holder, by tendering existing notes pursuant to the exchange offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

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The method of delivery of existing notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or existing notes to us.

If you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your existing notes, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the existing notes by causing DTC to transfer the existing notes into the exchange agent’s account, including by means of ATOP.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the existing notes surrendered for exchange are tendered:

•	by a registered holder of the existing notes who has not completed the box entitled “Special Issuance/Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, (STAMP) or such other “signature guarantee program” as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of existing notes by causing DTC to transfer those existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time. DTC will verify this acceptance, execute a book-entry transfer of the tendered existing notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of existing notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular new note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular new note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular new note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within a reasonable period of time.

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Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of existing notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Existing Notes for Exchange; Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all existing notes properly tendered. We will issue the exchange notes promptly after acceptance of the existing notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

In all cases, issuance of exchange notes for existing notes will be made only after timely receipt by the exchange agent of:

•	certificates for the existing notes, or a timely book-entry confirmation of the existing notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged existing notes will be returned without expense to the tendering holder of the existing notes. In the case of existing notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged existing notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each new note accepted for exchange, the holder of the new note will receive an exchange note having a principal amount equal to that of the surrendered new note.

Interest Payments on the Exchange Notes

The exchange notes will bear interest from the date interest was most recently paid. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the tendered existing notes. Existing notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of existing notes whose existing notes are accepted for exchange will not receive any payment for accrued interest on the existing notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the existing notes.

Withdrawal Rights

Tenders of existing notes may be withdrawn at any time before the expiration time.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “—Exchange Agent” before the expiration time. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the existing notes to be withdrawn;

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•	identify the existing notes to be withdrawn, including the certificate number or numbers and principal amount of the existing notes;

•	contain a statement that the holder is withdrawing its election to have the existing notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the exchange agent with respect to the existing notes register the transfer of the existing notes in the name of the person withdrawing the tender; and

•	specify the name in which the existing notes are registered, if different from that of the depositor.

If certificates for existing notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If existing notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn existing notes.

Any existing notes properly withdrawn will be deemed not to have been validly tendered for exchange. Exchange notes will not be issued in exchange unless the existing notes so withdrawn are validly re-tendered. Properly withdrawn existing notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal in our sole discretion.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to exchange any existing notes and may terminate the exchange offer as provided in this prospectus before an acceptance of any existing notes if any of the following conditions has occurred or exists:

•	there is a change in the current interpretation by the staff of the SEC, which now permits the exchange notes issued pursuant to the exchange offer in exchange for existing notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder that is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	a banking moratorium has been declared by United States federal or New York or Minnesota State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market has been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

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•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war has occurred;

•	a stop order has been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred that is or may be adverse to us or we have become aware of facts that have or may have an adverse impact on the value of the existing notes or the exchange notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange of the existing notes.

If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any existing notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See “—Expiration, Extension and Amendment” above.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for existing notes may be offered for resale, resold or otherwise transferred by holders of the existing notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the exchange notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange existing notes for exchange notes will be required to represent that it meets the above three requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing exchange notes or any broker-dealer who purchased existing notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	may not rely on the applicable interpretations of the staff of the SEC described above;

•	will not be permitted or entitled to tender the existing notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for existing notes, where such securities were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

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In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the exchange notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of exchange notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. BANK NATIONAL ASSOCIATION
AS EXCHANGE AGENT

In person, by registered or certified mail or overnight courier:	By facsimile transmission: (For eligible institutions only)

60 Livingston Avenue St. Paul, Minnesota 55107 Attn: Specialized Finance Department Tel (Toll-Free): 800-934-6802	651-495-8158 Attn: Specialized Finance Department

Delivery of the letter of transmittal to an address other than as set forth above or transmission of the letter of transmittal via a facsimile transmission to a number other than as set forth above will not constitute a valid delivery of the letter of transmittal. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Regulatory Approval

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Fees and Expenses

We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of existing notes, and in handling or tendering the existing notes for their customers. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer.

Holders who tender their existing notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the existing notes tendered, or if a transfer tax is imposed for any reason other than the exchange of existing notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

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Accounting Treatment

We will record the exchange notes at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

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Use of Proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into when we issued the existing notes. We will not receive any cash proceeds from the exchange offer. In exchange for existing notes that you tender pursuant to the exchange offer, you will receive exchange notes in like principal amount. The existing notes surrendered in exchange for the exchange notes will be retired and cancelled by us upon receipt and cannot be reissued. Accordingly, the issuance of the exchange notes under the exchange offer will not result in any change in our capitalization.

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Selected Historical Consolidated Financial Data

The following table provides our selected historical consolidated financial data as of and for each of the fiscal years in the five-year period ended March 31, 2012. The data as of and for each of the fiscal years in the five-year period ended March 31, 2012 have been derived from our audited financial statements. You should consider the financial statement data provided below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Prestige Brands Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, incorporated herein by reference.

(in thousands)	Year Ended March 31,
	2008	2009	2010	2011	2012

Income Statement Data:
Total revenues	$306,571	$294,346	$292,602	$336,510	$441,085
Cost of sales(1)	145,968	138,909	139,158	165,632	213,701
Gross profit	160,603	155,437	153,444	170,878	227,384
Advertising and promotion expenses	33,733	37,376	30,923	42,897	57,127
Depreciation and amortization	8,667	8,872	10,001	9,876	10,734
General and administrative(2)	31,414	31,888	34,195	41,960	56,700
Impairment of goodwill and intangibles(3)	—	249,285	—	—	—
Interest expense, net	37,393	28,436	22,935	27,317	41,320
Other expense (income)	(187)	—	2,656	300	5,409
Income (loss) from continuing operations before income taxes	49,583	(200,420)	52,734	48,528	61,157
Provision (benefit) for income taxes	18,558	(10,876)	20,664	19,349	23,945
Income (loss) from continuing operations	31,025	(189,544)	32,070	29,179	37,212
Discontinued Operations
Income (loss) from discontinued operations, net of income tax	2,894	2,768	(112)	591	—
(Loss) gain on sale of discontinued operations, net of income tax(4)	—	—	157	(550)	—
Net income (loss) available to common stockholders	$33,919	$(186,776)	$32,115	$29,220	$37,212

(in thousands)	Year Ended March 31,
	2008	2009	2010	2011	2012

Other Financial Data
Capital expenditures	$488	$481	$673	$655	$606
Cash provided by (used in):
Operating activities	44,989	66,679	59,427	86,670	67,452
Investing activities	(537)	(4,672)	7,320	(275,680)	(662,206)
Financing activities	(52,132)	(32,904)	(60,831)	161,247	600,434

(in thousands)	As of March 31,
	2008	2009	2010	2011	2012

Balance Sheet Data
Cash and cash equivalents	$6,078	$35,181	$41,097	$13,334	$19,015
Total assets	1,049,156	801,381	791,412	1,056,918	1,758,276
Total long-term debt, including current maturities	411,225	378,337	328,087	492,000	1,135,000
Stockholders’ equity	479,073	294,385	329,059	361,832	402,728

(1)	For 2012 and 2011, cost of sales included $1.8 million and $7.3 million, respectively, of charges related to the step-up of inventory associated with acquisitions.

(2)	General and administrative expense included $13.8 million of costs related to the GSK brands acquisition, $1.7 million of unsolicited offer defense costs in 2012, and $7.7 million of costs related to the acquisitions of Blacksmith and Dramamine in 2011.

(3)	During 2009, an impairment analysis of intangible assets and goodwill was performed in accordance with the Intangibles Topic of the FASB ASC. As a result, non-cash charges were recorded in 2009 related to the impairment of certain intangible assets and goodwill of $58.6 million and $190.7 million, respectively. The impairment charges related to intangible assets and goodwill were the result of their carrying value exceeding their fair market value as a result of declining sales and current market conditions. The impairment charges for OTC Healthcare, Household and Personal Care segments for the year ended March 31, 2009 were $166.6 million, $81.3 million and $1.4 million, respectively.

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(4)	On September 1, 2010, we sold certain assets related to the nail polish remover brand previously included in our Personal Care products segment. The total sales price of the assets was $4.1 million, which was received by us at closing. In October 2009, we divested our shampoo brands for a purchase price of $9 million, $8 million of which was paid to us at closing and $1 million was paid in October 2010.

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Management’s Discussion and Analysis of Financial Condition and Results of

Operations of the GSK Brands

You should read the following discussion and analysis in conjunction with the “Unaudited Pro Forma Combined Financial Information” and the financial statements and related notes of the GSK Brands included elsewhere in this prospectus. References to “fiscal year” or “fiscal” refer to the fiscal year ended December 31 in each calendar year.

Overview

GSK is one of the world’s leading research-based pharmaceutical and healthcare companies. As part of our acquisition of the GSK Brands, GSK disposed of the following seventeen OTC brands to Prestige: BC, Goody’s, Beano, FiberChoice, Ecotrin, Nytol®, Sominex, Debrox, Tagamet, Gaviscon, Phazyme, Massengill®, Stanback®, Chap-et®, Gly-Oxide, R&C Shampoo® and Kwellada-P®.

Critical Accounting Policies and Estimates

Basis of Preparation and Accounting Policies

The GSK Brands and related net assets to be sold are not within separate legal entities and historically GSK has not maintained separate records for the GSK Brands. The statements of net assets to be sold and statements of revenue and direct operating expenses, including the accompanying notes (collectively referred to as the “Financial Statements”) have been derived from the consolidated statements and underlying accounting records of GSK.

The accompanying financial statements included elsewhere in this prospectus, were prepared to present the net assets sold pursuant to the two business sale and purchase agreements between GSK and Prestige dated December 20, 2011 and the related revenue and direct operating expenses. The basis of preparation describes how the Financial Statements have been prepared in conformity with International Accounting Standards (“IAS”), IFRS-related interpretations, as issued by the IASB, as applicable, to the items included in the Financial Statements. The financial statements are not intended to be a complete presentation of assets, revenues and expenses of the GSK Brands.

The statements of net assets sold have been prepared on a basis which includes only those assets which are directly attributable to the GSK Brands and are identified in the two business sale and purchase agreements as being transferred to Prestige as described in Clause 2.1 of the two business sale and purchase agreements. Statements of revenue and direct operating expenses include revenue and expenses that are directly attributable to the GSK Brands and certain allocations of other direct expenses incurred by GSK attributable to the GSK Brands as discussed below.

Accounting Convention and Financial Period

The financial statements of the GSK Brands have been prepared using the historical cost convention. The financial statements of the GSK Brands cover the fiscal years ended December 31, 2009, 2010 and 2011.

The financial statements of the GSK Brands are reported in United States dollars. It is assumed for the preparation of the financial statements of the GSK Brands that the functional currency for revenue, expenses and assets is the same as that previously adopted by GSK. Any currency exchange differences arising from restating the functional currencies to a U.S. dollar presentation are recognized under International Financial Reporting Standards in other comprehensive income and, consequently, are not presented as part of the financial statements of the GSK Brands. It is also assumed that all foreign currency transactions were settled in local markets at the rate in force at the date the transaction arose and, as such, no transactional exchange differences have been recognized or presented in the financial statements of the GSK Brands. Manufacturing of the products that comprise the GSK Brands is largely in the U.S. with some sourcing from Canada, and sales of these brands are in the U.S. and/or Canada. U.S. sales are reported locally in the U.S. dollar with some additional sales in Canada in the Canadian dollar. Accordingly, there is minimal currency exposure related to the brands sold in Canada. Such sales in Canadian dollars have been translated into the U.S. dollar.

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Revenue

Revenue is recognized when title and risk of loss is passed to the customer, reliable estimates can be made of relevant deductions and all relevant obligations have been fulfilled, such that the earnings process is regarded as being complete.

Gross turnover is reduced by rebates, discounts, allowances and product returns given or expected to be given, which vary by product arrangements and buying groups. These arrangements with purchasing organizations are dependent upon the submission of claims some time after the initial recognition of the sale.

Accruals are made at the time of sale for the estimated rebates, discounts or allowances payable or returns to be made, based on available market information and historical experience.

Since the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change dependent upon, among other things, the types of buying group and product sales mix.

The level of accrual is reviewed and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the GSK Brands.

Legal and Other Disputes

The GSK Brands provide for anticipated settlement expenses where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the GSK Brands.

GSK management, after receiving legal advice, established provisions after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements. In respect of product liability claims related to certain products a provision is made when there is evidence of claims made and settlements to enable management to make a reliable estimate of the provision required to cover unasserted claims. In certain cases, an actuarial technique is used to determine this estimate. The GSK Brands may become involved in legal proceedings in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from the ultimate resolution of the proceedings. Accordingly, no provision should be made for any such proceedings. At December 31, 2011, there were no material provisions for legal and other disputes.

The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed the amount of the provisions reported in the financial statements of the GSK Brands by a material amount.

Intangible Assets

Where intangible assets are acquired by the GSK Brands from third parties, the costs of acquisition are capitalized. The brands acquired with businesses are capitalized independently where they are separable and have an expected life of more than one year. The brands are amortized on a straight-line basis over their estimated useful lives, not exceeding 20 years, except where the end of the useful economic life cannot be foreseen. Where brands are not amortized, they are tested annually for impairment applying a value in use methodology, generally using four year post-tax cash flow forecasts with a terminal value calculation and a discount rate equal to the GSK North American post-tax discount rate of 7%. The main assumptions include future sales price and volume growth, product contribution and the future expenditure required to maintain the product’s marketability and registration in the relevant jurisdictions. These assumptions are based on past experience and are reviewed as part of management’s budgeting and strategic planning cycle for changes in market conditions and sales erosion through competition. The terminal growth rates applied of between 0% and 2.5% are management’s estimates of future long-term average growth rates of the relevant markets.

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Licenses to compounds in development are amortized from the point at which they are available for use, over their estimated useful lives, which may include periods of non-exclusivity. Estimated useful lives are reviewed annually and impairment tests are undertaken if events occur which call into question the carrying values of the assets. Both initial valuations and valuations for subsequent impairment tests are based on established market multiples or risk-adjusted future cash flows discounted using appropriate interest rates reflecting GSK’s risk profile. These future cash flows are based on business forecasts and are therefore inherently judgmental. Future events could cause the assumptions used in these impairment analyses to change with a consequent adverse effect on the future results of the GSK Brands.

Related Party Transactions

The GSK Brands enter into a significant number of transactions with entities of GSK for sales and purchase transactions and other support services provided by GSK.

Cost of Sales

The various GSK entities supply the GSK Brands with inventory. These transactions have been recorded at transfer cost for products sourced from GSK and its affiliates, which approximates the actual manufacturing cost to GSK. Transfer cost for products sourced externally reflects actual cost to GSK. Amounts of $43.9 million, $42.8 million and $41.8 million are included in cost of sales in the Statements of Revenue and Direct Operating Expenses for these transactions for the fiscal years ended December 31, 2011, 2010 and 2009, respectively.

Cost Allocation

The various GSK entities provide various services to the GSK Brands. These services include selling and distribution, marketing, administration, and medical administration. Costs of these services are allocated on the basis of advertising and promotion spend. The total expenses allocated to the GSK Brands for these services were $24.5 million, $23.0 million and $29.2 million for the fiscal years ended December 31, 2011, 2010 and 2009, respectively. These costs are included in Selling, General and Administrative Expenses in the Statements of Revenue and Direct Operating Expenses.

The other operating income (expense) allocated to the GSK Brands for items such as bad debt expense, corporate cost including product liabilities, franchise tax and sundry expenses and income were $0.6 million, $(0.3 million) and $(0.6 million) for the fiscal years ended December 31, 2011, 2010 and 2009, respectively, and are included in the Statements of Revenue and Direct Operating Expenses.

Corporate overhead incurred for services such as GSK insurance, legal, finance, human resources and the executive management function are not allocated to the GSK Brands because they were not historically allocated to individual businesses and are not directly associated with operations of the GSK Brands.

Remuneration of Key Management Personnel

The GSK Brands operate as part of the overall Consumer Healthcare business within GSK and were historically not managed on a standalone basis. As a result, there are no key management personnel identified for the GSK Brands.

Commitments and Contingencies

The GSK Brands are involved in various legal matters and product liability claims arising in the ordinary course of business. Although the outcome of these matters cannot be presently determined, based on our due diligence and the representations and warranties we have received from GSK, we believe the disposition of these matters will not have a material adverse effect on the revenues or direct operating expenses of the GSK Brands.

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Historical Results of Operations

Fiscal Year Ended December 31, 2011 Compared to Fiscal Year Ended December 31, 2010

The following table sets forth, for the periods indicated, revenue of the GSK Brands, as well as the percentage change:

	Year Ended December 31,
(in thousands, except percentages)	2011	2010	% Change
BC/Goody's	$82,072	$82,327	(0.3)%
Beano	27,514	29,426	(6.5)%
Gaviscon	15,607	12,842	21.5%
Debrox	11,779	10,601	11.1%
Other brands	69,182	72,146	(4.1)%
Total revenue	$206,154	$207,342	(0.6)%

Revenue for the fiscal year ended December 31, 2011 were $206.2 million, a decline of $1.1 million, or 0.6%, from $207.3 million for the fiscal year ended December 31, 2010. The slight decline in revenue was driven primarily by declines in revenue from FiberChoice ($1.4 million or an 6.5% decline), Beano ($1.9 million or a 6.5% decline) and Ecotrin ($3.8 million or a 22.3% decline), partially offset by increased revenue from certain other brands, specifically Gaviscon ($2.8 million or 21.5% increase) and Tagamet ($2.1 million or 24.8% increase). FiberChoice revenue has continued to decline due to a decline in volume resulting from a general decline in the bulk fiber market and competitive pricing pressures. The decline in revenue from Beano was driven by increased discounting used to counteract declining demand while the decline in Ecotrin revenue was driven by lost distribution from one of the GSK Brands’ largest customers. Gaviscon revenue increased primarily due to a decline in competitive pressures resulting from one of its competitor’s supply chain issues coupled with continued investment in television advertising focused on Gaviscon’s fast relief. Tagamet revenue increased primarily due to new customer distribution. Revenue for the GSK Brands’ top selling brands, BC and Goody’s, was relatively flat period over the period.

Gross Profit

The following table sets forth, for the periods indicated, gross profit of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Year Ended December 31,
(in thousands, except percentages)	2011	2010	% Change
BC/Goody's	$60,724	$59,362	2.3%
Beano	18,930	20,226	(6.4)%
Gaviscon	10,057	7,343	37.0%
Debrox	10,566	9,097	16.1%
Other brands	40,691	46,638	(12.8)%
Total gross profit	$140,968	$142,666	(1.2)%
% of total revenue	68.4%	68.8%

Gross profit for the fiscal year ended December 31, 2011 was $141.0 million, a decline of $1.7 million, or 1.2%, from $142.7 million for the fiscal year ended December 31, 2010. The decline in gross profit was driven primarily by a decline in revenue from FiberChoice, Ecotrin and Beano, which were offset by increased revenue from Gaviscon as discussed above. As a percentage of revenue, gross profit declined to 68.4% for the twelve months ended December 31, 2011 compared to 68.8% for the fiscal year ended December 31, 2010. The reduction in gross profit percentage was driven primarily by a reduction in Ecotrin gross profit primarily due to increased manufacturing costs as a result of a higher manufacturing standard cost charge for Ecotrin, effective January 1, 2011, and a reduction in FiberChoice gross profit due to price reductions and increased discounting.

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Contribution Margin

The following table sets forth, for the periods indicated, contribution margin of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Year Ended December 31,
(in thousands, except percentages)	2011	2010	% Change
BC/Goody’s	$49,878	$46,306	7.7%
Beano	14,061	13,773	2.1%
Gaviscon	5,884	3,008	95.6%
Debrox	9,741	7,223	34.9%
Other brands	28,928	35,635	(18.8)%
Total contribution margin	$108,492	$105,945	2.4%
% of total revenue	52.6%	51.1%

Contribution margin, defined as gross profit less advertising and promotional expenses, increased $2.5 million, or 2.4%, for the fiscal year ended December 31, 2011 compared to the comparable period in 2010. The increase in contribution margin was primarily driven by a $9.0 million increase in contribution margin from BC and Goody's, Gaviscon and Debrox, which was largely offset by decreased contribution margin from Ecotrin ($5.0 million decrease) and FiberChoice ($2.0 million decrease). Ecotrin contribution margin declined due to the decline in revenue previously discussed. FiberChoice contribution margin declined due to a decrease in gross profit as discussed above combined with an increase in advertising and promotional expense. During the first six months of 2011, the GSK Brands increased advertising and promotional expense for FiberChoice to promote lower pricing and launched a new television advertising campaign. For the fiscal year ended December 31, 2011, the GSK Brands’ sales volumes had not been significantly impacted by the increased advertising and promotional expense. BC and Goody's and Debrox contribution margin increased primarily as a result of reduced advertising and promotional expense. Contribution margin from Gaviscon increased due to the increase in revenue and gross profit as discussed above, as advertising and promotional expense for Gaviscon remained relatively flat over the period.

Selling, General and Administrative Expenses

The following table sets forth, for the periods indicated, the selling, general and administrative expenses of the GSK Brands, as well as the percentage change:

	Year Ended December 31,
(in thousands, except percentages)	2011	2010	% Change

Total selling, general and administrative	$56,974	$59,719	(4.6)%

Brand specific costs
Advertising	19,894	20,625	(3.5)%
Promotion	12,583	16,096	(21.8)%
Total brand specific costs	$32,477	$36,721	(11.6)%

Allocated selling, general and administrative	$24,497	$22,998	6.5%

Allocated selling, general and administrative expenses are comprised of selling and distribution expenses and other marketing and administrative expenses. Selling and distribution expenses are local, market-incurred expenses. These expenses have decreased in line with the market expenses. Other marketing and administrative costs are allocated costs from GSK. Due to the allocated nature of these costs, these costs have remained relatively flat period over period consistent with the share of the GSK Brands’ revenues compared to GSK’s revenues for each respective period.

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Amortization and Impairment

Amortization and impairment expense was $0.5 million in fiscal year 2011, a decrease of $9.8 million from fiscal year 2010. The decrease was due to a $9.8 million impairment charge recorded in the quarterly period ended December 31, 2010 on the indefinite-lived intangible assets associated with the acquisition of the FiberChoice brand. The impairment charge was triggered by our decision to enact a significant price reduction in 2011 after several years of declining sales performance. Brands are amortized over their estimated useful lives of up to 20 years, except where they are considered indefinite-lived brands.

Fiscal Year Ended December 31, 2010 Compared to Fiscal Year Ended December 31, 2009

Revenue

The following table sets forth, for the periods indicated, net revenue of the GSK Brands, as well as the percentage change:

	Year Ended December 31,
(in thousands, except percentages)	2010	2009	% Change
BC/Goody’s	$82,327	$81,188	1.4%
Beano	29,426	30,854	(4.6)
Gaviscon	12,842	10,491	22.4
Debrox	10,601	10,687	(0.8)
Other Brands	72,146	82,771	(12.8)
Total revenue	$207,342	$215,991	(4.0)%

Revenue for fiscal year 2010 was $207.3 million, a decline of $8.7 million, or 4%, from $216 million in fiscal year 2009. The decline in revenue was driven primarily by a decline in FiberChoice revenue. FiberChoice revenue declined approximately $7.5 million, or 25.5%, from fiscal year 2009 due to a decline in volume resulting from a general decline in the bulk fiber market, competitive pricing pressures and reductions in advertising and promotional support. Further contributing to the overall decline in revenues was increased discounting on brands like BC and Beano to counteract declining levels of demand. Goody’s revenues recovered slightly in fiscal year 2010 following increased volume from a distribution expansion into Dollar General and Family Dollar.

Gross Profit

The following table sets forth, for the periods indicated, gross profit of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Year Ended December 31,
(in thousands, except percentages)	2010	2009	% Change
BC/Goody’s	$59,362	$59,976	(1.0)%
Beano	20,226	21,545	(6.1)
Gaviscon	7,343	5,957	23.3
Debrox	9,097	9,228	(1.4)
Other Brands	46,638	54,015	(13.7)
Total gross profit	$142,666	$150,721	(5.3)%
% of total revenue	68.8%	69.8%

Gross profit for fiscal year 2010 was $142.7 million, a decline of $8 million, or 5.3%, from $150.7 million in fiscal year 2009. The decline in gross profit dollars was driven primarily by the decline in FiberChoice revenue as discussed above. As a percentage of revenues, gross profit declined to 68.8% in fiscal year 2010 from 69.8% in fiscal year 2009. The decline in gross profit percentage was due primarily to declines in gross profit percentage with respect to the BC and Goody’s brands. Gross profit percentage was down from BC and Goody’s primarily as a result of increased discounting reflecting a shift in spend from advertising and promotion to trade allowances and consumer discounts.

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Contribution Margin

The following table sets forth, for the periods indicated, contribution margin of the GSK Brands, as well as the percentage change and the percentage relationship to total revenue:

	Year Ended December 31,
(in thousands, except percentages)	2010	2009	% Change
BC/Goody’s	$46,306	$43,693	6.0%
Beano	13,773	14,049	(2.0)
Gaviscon	3,008	3,055	(1.5)
Debrox	7,223	8,082	(10.6)
Other brands	35,635	38,087	(6.4)
Total contribution margin	$105,945	$106,966	(1.0)%
% of total revenue	51.1%	49.5%

Contribution margin, defined as gross profit less advertising and promotional expenses, declined $1 million, or 1%, in fiscal year 2010 from fiscal year 2009. The decline was due to an $8 million decline in gross profit discussed above, partially offset by a $7 million, or 16.1%, reduction in advertising and promotional expense. The decline in advertising and promotional expense was driven by GSK’s decision to reduce its investment in the brand portfolio comprising the GSK Brands. As a result, GSK shifted spend from advertising and promotion to trade allowances and consumer discounts in an attempt to maintain contribution margin with minimal investment.

Selling, General and Administrative Expenses

The following table sets forth, for the periods indicated, the selling, general and administrative expenses of the GSK Brands, as well as the percentage change:

	Year Ended December 31,
(in thousands, except percentages)	2010	2009	% Change
Total selling, general and administrative	$59,719	$72,987	(18.2)%
Brand specific costs
Advertising	20,625	22,950	(10.1)
Promotion	16,096	20,804	(22.6)
Total brand specific costs	$36,721	$43,754	(16.1)%
Allocated selling, general and administrative	$22,998	$29,233	(21.3)%

Allocated selling, general and administrative expenses are comprised of selling and distribution expenses and other marketing and administrative expenses. Selling and distribution expenses are local, market-incurred expenses. These expenses have decreased in line with the market expenses. Other marketing and administrative costs are allocated costs from GSK. Due to the allocated nature of these costs, the decline in these costs reflects both the decreasing share of the GSK Brands’ revenues compared to GSK’s revenues and efficiencies gained over GSK’s revenues as a whole, which resulted in lower costs being allocated to the GSK Brands.

Amortization and Impairment

Amortization and impairment expense was $10.3 million in fiscal year 2010, an increase of $9.8 million from fiscal year 2009. The increase was due to a $9.8 million impairment charge recorded in the quarterly period ended December 31, 2010 on the indefinite-lived intangible assets associated with the acquisition of the FiberChoice brand. The impairment charge was triggered by our decision to enact a significant price reduction in 2011 after several years of declining sales performance. It is anticipated that the price reduction will improve the products market competitiveness and as such further impairments are not expected.

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Other Operating Income (Expense)

Other operating income (expense) includes primarily bad debt expense and other sundry items. Other operating income (expense) declined $0.3 million in fiscal year 2010 from fiscal year 2009 due primarily to a $0.3 million decline in bad debt expense allocated from GSK, which has been allocated based on the proportion of total sales attributable to the GSK Brands.

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Description of Other Indebtedness

The following is a summary of our indebtedness that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of such contract or other document filed as an exhibit to the registration statement, or incorporated by reference herein.

Existing Outstanding Indebtedness

As of March 31, 2012, we had an aggregate of $1,135.0 million of outstanding indebtedness, which consisted of the following:

•	$635.0 million of borrowings under our senior secured credit facilities;

•	$250.0 million of our 2018 Notes; and

•	$250.0 million of our existing notes.

For a more complete description of the terms of our existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, incorporated herein by reference.

Senior Secured Credit Facilities

2012 Term Loan

Overview

On January 31, 2012, in connection with the completed acquisition of the GSK Brands I, we entered into a new senior secured credit facility, which consists of a $660.0 million term loan facility with a seven-year maturity (the “2012 Term Loan”).

Interest Rate and Fees

The 2012 Term Loan bears interest at a rate per annum equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Citibank, N.A., (c) the LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% and (d) a floor of 2.25% or (ii) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs provided that LIBOR shall not be lower than 1.25%. At March 31, 2012, the average interest rate on the 2012 Term Loan was 5.5%.

Under the 2012 Term Loan, we will be required to make quarterly payments each equal to 0.25% of the original principal amount of the term loan made on the closing date, with the balance expected to be due on the seventh anniversary of the closing date. However, since we made a $25.0 million payment in March 2012, we will not be required to make a quarterly payment until the fourth quarter of 2016.

Voluntary Prepayments

Voluntary prepayments of our 2012 Term Loan on or prior to the first anniversary of the closing date will be subject to a call premium of 1.0%. Otherwise, we will be able to voluntarily prepay outstanding loans under our 2012 Term Loan at any time subject to customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity

We are required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the term loans made on the closing date, with the balance expected to be due on the seventh anniversary of the closing date.

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Guarantees and Security

Our obligations under the 2012 Term Loan are unconditionally guaranteed by Prestige Brands Holdings, Inc. and each of our existing and future U.S. wholly-owned restricted subsidiaries (with certain exceptions including immaterial subsidiaries) and, together with obligations under the guarantees, are secured by a perfected security interest in substantially all of our and our guarantors’ assets, in each case, now owned or later acquired, including a pledge of all of our capital stock, the capital stock of substantially all of our U.S. wholly-owned restricted subsidiaries and 65% of the capital stock of certain of our foreign restricted subsidiaries, subject in each case to the exclusion of certain assets and additional exceptions. The 2012 Term Loan has a first lien on all assets other than the accounts receivable and inventory (and certain assets related to such accounts receivable and inventory), and a lien junior to the lien securing the 2012 ABL Revolver on such accounts receivable, inventory and related assets.

Certain Covenants and Events of Default

Our 2012 Term Loan requires us to comply with certain financial covenants, including a quarterly maximum total net leverage ratio test and a quarterly minimum consolidated cash interest coverage ratio test, which financial covenants will become more restrictive over time. In addition, our 2012 Term Loan includes negative covenants that will, among other things and subject to certain significant exceptions, limit our ability and the ability of our restricted subsidiaries to:

•	incur indebtedness or guarantees;

•	incur liens;

•	make investments, loans and acquisitions;

•	consolidate or merge;

•	sell assets, including capital stock of our subsidiaries;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock;

•	alter the business we conduct;

•	amend, prepay, redeem or purchase subordinated debt;

•	engage in transactions with our affiliates; and

•	enter into agreements limiting subsidiary dividends and distributions.

The credit agreement governing our 2012 Term Loan also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs, the lenders under our 2012 Term Loan will be entitled to take various actions, including the acceleration of amounts due under our 2012 Term Loan and all actions permitted to be taken by a secured creditor.

2012 ABL Revolver

Overview

In connection with the completed acquisition of the GSK Brands I, we entered into a new senior secured asset-based revolving credit facility of up to $50 million, (of which up to a portion will be available for letters of credit), subject to borrowing base availability, with Citibank, N.A. as administrative agent, Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc. and RBC Capital Markets as joint lead arrangers and joint bookrunners and the lenders party thereto (the “2012 ABL Revolver”). The following is a summary of the terms of our 2012 ABL Revolver .

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The 2012 ABL Revolver includes borrowing capacity available for letters of credit and for short term borrowings referred to as swingline loans.

The 2012 ABL Revolver provides that we have the right at any time to request incremental commitments up to an amount to be determined. The lenders under the 2012 ABL Revolver are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans will be subject to certain customary conditions precedent.

The amount from time to time available under the 2012 ABL Revolver (including in respect of letters of credit) will not exceed the borrowing base. The borrowing base equals the sum of (i) 85% of the eligible accounts receivable plus (ii) the lesser of (x) 75% of the cost of eligible inventory, and (y) 85% of the appraised net orderly liquidation value of the eligible inventory, in each case, of us and the subsidiary guarantors thereunder and, in each case, subject to customary reserves and eligibility criteria to be agreed.

Interest Rate and Fees

Borrowings under the 2012 ABL Revolver bear interest at a rate per annum equal to an applicable margin plus, at our option, either (1) a base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Citibank, N.A. and (c) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (2) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the 2012 ABL Revolver is 1.75% with respect to LIBOR borrowings and 0.75% with respect to base-rate borrowings. The applicable margin for borrowings under the 2012 ABL Revolver may be increased to 2.00% or 2.25% for LIBOR borrowings and 1.00% or 1.25% for base-rate borrowings depending on average excess availability during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the 2012 ABL Revolver, we are required to pay a commitment fee to the lenders under the 2012 ABL Revolver in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate will be reduced to 0.375% per annum at any time when the average daily unused commitments for the prior quarter is less than a percentage of total commitments in an amount set forth in the credit agreement covering the 2012 ABL Revolver. We must also pay customary letter of credit fees.

Prepayments

The 2012 ABL Revolver is required to be prepaid to the extent extensions of credit thereunder exceed the then current borrowing base (as defined in the credit agreement governing the 2012 ABL Revolver).

We may voluntarily repay outstanding loans under the 2012 ABL Revolver at any time without a premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Letters of Credit

A portion of our 2012 ABL Revolver is available for letters of credit.

Guarantee and Security

Our obligations under the 2012 ABL Revolver are unconditionally guaranteed by Prestige Brands Holdings, Inc. and each of our existing and subsequently acquired or organized, direct or indirect wholly-owned domestic restricted subsidiaries subject to certain exceptions and, together with obligations under the guarantees, are secured by a first priority security interest in all inventory, accounts receivable, and all intangible assets relating to the foregoing (other than intellectual property and subsidiary stock); all money, cash, cash equivalents; all deposit accounts; and all proceeds of any of the foregoing and a second priority lien on intellectual property, subsidiary stock and substantially all other personal property and real estate above a certain dollar amount that constitute all Term Loan collateral.

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Certain Covenants and Events of Default

If excess availability is less than the amount provided for in the credit agreement governing the 2012 ABL Revolver, we are required to comply with a minimum consolidated fixed charge coverage ratio. The credit agreement governing the 2012 ABL Revolver contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur indebtedness or guarantees;

•	incur liens;

•	make investments, loans and acquisitions;

•	consolidate or merge;

•	sell assets, including capital stock of our subsidiaries;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock;

•	alter the business we conduct;

•	amend, prepay, redeem or purchase subordinated debt;

•	engage in transactions with our affiliates; and

•	enter into agreements limiting subsidiary dividends and distributions.

The credit agreement governing the 2012 ABL Revolver also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs, the lenders under the 2012 ABL Revolver will be entitled to take various actions, including the acceleration of amounts due under the 2012 ABL Revolver and all actions permitted to be taken by a secured creditor.

Intercreditor Agreement

An intercreditor agreement was entered into between the administrative agents for the 2012 Term Loan and the 2012 ABL Revolver governing their respective rights and priorities in the collateral.

2018 Senior Notes

On March 24, 2010, we issued $150 million of senior notes, with an interest of 8.25% and a maturity date of April 1, 2018 (the “2018 Senior Notes”). On November 1, 2010, we issued an additional $100 million of the 2018 Senior Notes.

Guarantees and Security

The 2018 Senior Notes were senior unsecured obligations and are guaranteed on a senior unsecured basis. The 2018 Senior Notes will be secured on a pari passu basis with the 2012 Term Loan. The 2018 Senior Notes are effectively junior in right of payment to all of our existing and future secured obligations, equal in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our future subordinated debt.

Optional Redemption

At any time prior to April 1, 2014, we may redeem the 2018 Senior Notes in whole or in part at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole premium” calculated as set forth in the indenture governing the 2018 Senior Notes, together with accrued and unpaid interest, if any, to the date of redemption.

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We may redeem the 2018 Senior Notes in whole or in part at any time on or after the twelve-month period beginning April 1, 2014 at a redemption price of 104.125% of the principal amount thereof, at a redemption price of 102.063% of the principal amount thereof if the redemption occurs during the twelve-month period beginning on April 1, 2015, and at a redemption price of 100% of the principal amount thereof if the redemption occurs on and after April 1, 2016, in each case, plus accrued and unpaid interest, if any, to the redemption date.

In addition, prior to April 1, 2013, with the net cash proceeds from certain equity offerings, we may redeem up to 35% in aggregate principal amount of the 2018 Senior Notes at a redemption price of 108.250% of the principal amount of the 2018 Senior Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date.

Certain Covenants; Events of Default

The indenture governing the 2018 Senior Notes also contains provisions that restrict us from undertaking specified corporate actions, such as asset dispositions, acquisitions, dividend payments, repurchases of common shares outstanding, changes of control, incurrences of indebtedness, creation of liens, making of loans and transactions with affiliates. Additionally, the indenture governing the 2018 Senior Notes contains cross-default provisions whereby a default pursuant to the terms and conditions of certain indebtedness will cause a default under the indenture governing the 2018 Senior Notes.

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Description of the Exchange Notes

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Issuer” refers only to Prestige Brands, Inc. and not to any of its Subsidiaries, (2) the term “Parent” refers only to Prestige Brands Holdings, Inc. and not to any of its Subsidiaries and (3) the terms “we,” “our” and “us” each refer to Parent and its consolidated Subsidiaries assuming completion of the Transactions.

On January 31, 2012, the Issuer issued $250.0 million aggregate principal amount of 8.125% senior notes due 2020 (the “Existing Notes”) under an indenture dated January 31, 2012 (the “Indenture”) among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Existing Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The Issuer is issuing up to $250,000,000 aggregate principal amount of exchange notes (which, for the purposes of this description, we refer to as the “Notes”) in the exchange offer. Except as set forth herein, the terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under “Where You Can Find More Information.”

Brief Description of the Notes

The Notes:

•	will be general, unsecured, senior obligations of the Issuer;

•	will rank equally in right of payment with all existing and future Senior Indebtedness (including the Senior Secured Credit Facilities and the Existing Notes) of the Issuer;

•	will be effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Secured Credit Facilities and the Existing Notes), to the extent of the value of the collateral securing such Secured Indebtedness;

•	will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of Parent (other than the Issuer) that do not guarantee the Notes;

•	will be senior in right of payment to all future Subordinated Indebtedness of the Issuer;

•	will be initially guaranteed on a senior unsecured basis by Parent and each Domestic Subsidiary of the Issuer that guarantees the obligations under the Senior Secured Credit Facilities and will also be guaranteed in the future by certain other Domestic Subsidiaries that guarantee certain Indebtedness of the Issuer or any Guarantor; and

•	will be subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will jointly and severally guarantee, irrevocably and unconditionally, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes or expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

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The Guarantors will guarantee the Notes and, in the future, subject to exceptions set forth under the caption “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries,” each direct and indirect Restricted Subsidiary of Parent that guarantees certain Indebtedness of the Issuer or any other Guarantor will, guarantee the Notes, subject to certain exceptions and to release as provided below or elsewhere in this “Description of the Exchange Notes.” Each of the Guarantees of the Notes will be a general, unsecured, senior obligation of each Guarantor, will rank equally in right of payment with all existing and future Senior Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Secured Credit Facilities), will be effectively subordinated to all Secured Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Secured Credit Facilities), to the extent of the value of the collateral of such Guarantor securing such Secured Indebtedness, and will rank senior in right of payment to all future Subordinated Indebtedness of such Guarantor. Each of the Guarantees of the Notes will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Notes.

Not all of Parent’s Subsidiaries will guarantee the Notes. In particular, none of our Foreign Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of our non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Notes. The Indenture does not limit the amount of liabilities that are not considered Indebtedness which may be incurred by Parent or its Restricted Subsidiaries, including the non-Guarantors. For the fiscal year ended March 31, 2012, our non-guarantor Subsidiaries (other than the Issuer) represented less than 1% of our net revenues and Adjusted EBITDA, respectively, and as of March 31, 2012, our non-guarantor Subsidiaries (other than the Issuer) represented approximately 0.1% of our total assets (excluding intercompany balances).

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the notes or the guarantees and if that occurs, you may not receive any payments on the notes.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with, amalgamate or merge with or into or sell all or substantially all its assets to the Issuer or another Guarantor without limitation or any other Person upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee by a Guarantor (other than the Guarantee by Parent except pursuant to clause (1)(d) below) will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) (i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (A) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or (B) all of the assets of such Guarantor or (ii) consummation of any other transaction following which such Guarantor is no longer a Restricted Subsidiary, in each case if such sale, exchange, disposition, transfer or other transaction is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is considered a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

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(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate of such Guarantor or the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank equally in right of payment to all existing and future Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Secured Credit Facilities and the Existing Notes.

The Notes and the Guarantees will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the collateral securing such Secured Indebtedness. As of March 31, 2012, the Issuer and the Guarantors had $1,135 million of Secured Indebtedness outstanding, including the Existing Notes, borrowings and the related guarantees under the Senior Secured Credit Facilities and including our capital leases. As of March 31, 2012, the Issuer also had (1) an additional approximately $50 million of borrowing capacity under the ABL Facility, which, if borrowed, would be Secured Indebtedness and (2) the option to raise additional tranches of term loans under the Senior Secured Credit Facilities up to (a) $220.0 million and (b) an unlimited amount if our “Consolidated First Lien Net Leverage Ratio” (as defined in the Credit Agreement) would be equal to or less than 4.00 to 1.00 on a pro forma basis, which, if borrowed, would be Secured Indebtedness.

Although the Indenture will contain limitations on the amount of additional Indebtedness that Parent and Parent’s Restricted Subsidiaries (including the Guarantors) may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and under certain circumstances such additional Indebtedness may be secured. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes. The initial paying agent for the Notes will be the Trustee.

The Issuer will also maintain one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the Notes will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time. The paying agent will make payments on, and the transfer agent will facilitate transfer of, the Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

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Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, Asset Sale Offer or other tender offer. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Principal, Maturity and Interest

The Issuer will issue an aggregate principal amount of $250.0 million of Notes in this offering. The Notes will mature on February 1, 2020. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Exchange Notes” include any Additional Notes that are actually issued. The Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the Notes will accrue at the rate of 8.125% per annum. Interest on the Notes will be payable semiannually in arrears on each February 1 and August 1, commencing August 1, 2012 to the Holders of Notes of record on the immediately preceding January 15 and July 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement or as set forth in the Indenture. All references in the Indenture and this “Description of the Exchange Notes,” in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest payable pursuant to the Registration Rights Agreement and/or as set forth in the Indenture.

Payment of Principal, Premium and Interest

Cash payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, cash payment of interest may be made through the paying agent by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided, that (a) all cash payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made through the paying agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” Parent or any of its Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

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Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Notes at its option prior to February 1, 2016. At any time prior to February 1, 2016, the Issuer may on one or more occasions redeem all or a part of the Notes, upon notice as described under “Selection and Notice,” at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 1, 2016, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Senior Notes Percentage
2016	104.063%
2017	102.031%
2018 and thereafter	100.000%

In addition, until February 1, 2015, the Issuer may, at its option, and on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 108.125% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering; provided, that (a) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notice of any redemption, whether in connection with an Equity Offering or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer will notify the exchange of any such notice of redemption. In addition, the Issuer will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of such Notes.

Selection and Notice

Subject to DTC requirements, if the Issuer is redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem fair and appropriate. No Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

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With respect to Notes represented by certificated notes that are to be redeemed in part only, the Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note; provided, that new Notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

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(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Secured Credit Facilities will, and future credit agreements or other agreements relating to Indebtedness to which Parent or any of its Subsidiaries becomes a party may provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Secured Credit Facilities and/or such other agreement, we could seek a waiver of such default or seek to refinance the Senior Secured Credit Facilities and/or such other agreement. In the event we do not obtain such a waiver or do not refinance the Senior Secured Credit Facilities and/or such other agreement, such default could result in amounts outstanding under the Senior Secured Credit Facilities and/or such other agreement being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

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Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Asset Sales

The Indenture will provide that Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) Parent and its Restricted Subsidiaries receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by Parent or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, that the amount of:

(a) any liabilities (as shown on Parent’s most recent consolidated balance sheet or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which Parent and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(b) any securities, notes or other obligations or assets received by Parent or such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $35.0 million and (ii) 2.00% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, Parent or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to repay and reduce:

(a) Obligations under the Senior Secured Credit Facilities, and to correspondingly reduce commitments with respect thereto;

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(b) Obligations under Secured Indebtedness, which is secured by a Lien that is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased, to the date of repurchase; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Parent or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock or capital contributions and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock or capital contributions and results in Parent or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Parent, or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $20.0 million or less.

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To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Parent and its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with the other covenants contained in the Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Secured Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Future credit agreements or other similar agreements to which Parent or any of its Subsidiaries becomes a party may contain restrictions on the Issuer’s ability to repurchase Notes. In the event an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, Parent or the applicable Subsidiary could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Parent or such Subsidiary does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from repurchasing Notes. In such a case, the Issuer’s failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, the covenants specifically listed under the following captions in this “Description of the Exchange Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

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During any period that the foregoing covenants have been suspended, Parent may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by Parent or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided, that (1) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of the second paragraph of the covenant described under “—Affiliate Transactions,” (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (a) of the second paragraph of the covenant described under “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” and (5) no Subsidiary of the Issuer shall be required to comply with the covenant described under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger or consolidation other than:

(a) dividends and distributions by Parent payable solely in Equity Interests (other than Disqualified Stock) of Parent; or

(b) dividends and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent, including in connection with any merger or consolidation;

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(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment (all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Parent could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries after the Issue Date (including, without duplication, Restricted Payments permitted by clauses (1), 6(b) and (12) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) beginning on April 1, 2012 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Parent since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) Equity Interests of Parent, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent or any of Parent’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; or

(ii) debt securities of Parent that have been converted into or exchanged for such Equity Interests of Parent;

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provided, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with clause (2) of the next succeeding paragraph, (X) Equity Interests or convertible debt securities of Parent sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Parent following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) without duplication of amounts that increased the amount available for Restricted Payments pursuant to clause (7) or (10) of the next succeeding paragraph or the amount available pursuant to clause (8) or (13) of the definition of “Permitted Investments,” 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Parent or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by Parent or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Parent or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Parent or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to Parent or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus

(e) without duplication of amounts that increased the amount available for Restricted Payments pursuant to clause (7) or (10) of the next succeeding paragraph or the amount available pursuant to clause (8) or (13) of the definition of “Permitted Investments,” in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Parent or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Parent or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets; provided that, in the case of this clause (e), if the fair market value of such Investment shall exceed $25.0 million, such fair market value shall be determined by the board of directors of Parent, whose resolution with respect thereto will be delivered to the Trustee), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness of Parent or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of Parent (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of Parent or to an employee stock ownership plan or any trust established by Parent or any of its Subsidiaries) of Refunding Capital Stock and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

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(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement (a) of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor or (b) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred or issued, as applicable, in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) with respect to Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the maturity date of the Notes); and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Parent held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Parent in connection with such repurchase, retirement or other acquisition); provided, that the aggregate amount of Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Parent to any present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Issue Date; less

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(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to Parent from any future, present or former employees, directors, officers, members of management or consultants of Parent (or their respective Controlled Investment Affiliates or Immediate Family Members) or any of Parent’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of Parent will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Parent or any of its Restricted Subsidiaries after the Issue Date; or

(b) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a) and (b) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock but is not Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Parent and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (a) $15.0 million and (b) 0.75% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made or expected to be made by Parent or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, member of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent or any Restricted Subsidiary (including the repurchase of Equity Interests from such Persons to the extent the proceeds are used to make tax payments) and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights;

(9) Restricted Payments that are made with Excluded Contributions;

(10) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not be subsequently sold or transferred for, Cash Equivalents)) not to exceed the greater of (a) $50.0 million and (b) 2.00% of Total Assets at such time;

(11) distributions or payments of Securitization Fees;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided, that if the Issuer shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in the Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

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(13) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment pursuant to clause (8) or (13) of the definition thereof; provided that the amount of such redemptions are no greater than the amount that constituted a Restricted Payment or Permitted Investment; and

(14) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10), (13) and (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (14) above, or is permitted pursuant to the first paragraph of this covenant, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

As of the Issue Date, all of Parent’s Domestic Subsidiaries will be Restricted Subsidiaries. Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of Parent or any of its Restricted Subsidiaries permitted to be incurred under the terms of the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Parent will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not the Issuer or Guarantors shall not exceed the greater of (i) $35.0 million and (ii) 2.00% of Total Assets (in each case, determined on the date of such incurrence).

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The foregoing limitations will not apply to:

(1) Indebtedness incurred pursuant to any Credit Facilities by Parent or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance, the then-outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (1) does not exceed the sum of $880 million plus the greater of (A) $50.0 million and (B) the Borrowing Base;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Notes and the guarantees thereof pursuant to the Registration Rights Agreement (but excluding any Additional Notes);

(3) Indebtedness of Parent and its Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock incurred or issued by Parent or any Restricted Subsidiary and Preferred Stock incurred or issued by Parent or any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed the greater of (a) $30.0 million and (b) 1.50% of Total Assets (in each case, determined at the date of incurrence or issuance), so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease or improvement or within 270 days thereafter;

(5) Indebtedness incurred by Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(6) Indebtedness arising from agreements of Parent or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, that (a) such Indebtedness is not reflected on the balance sheet of Parent, or any of its Restricted Subsidiaries (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)) and (b) in the case of any disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Parent and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of Parent to a Restricted Subsidiary; provided, that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to Parent or another Restricted Subsidiary; provided, that if the Issuer or a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the obligations of the Issuer in respect of the Notes or the Guarantee of the Notes of such Guarantor, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

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(9) shares of Preferred Stock of a Restricted Subsidiary issued to Parent or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Parent or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by Parent since immediately after the Issue Date from the issue or sale of Equity Interests of Parent or cash contributed to the capital of Parent (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Parent or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) or (3) of the definition thereof) and,

(b) Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of Parent or any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not exceed the greater of (i) $75.0 million and (ii) 3.25% of Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b);

(13) the incurrence or issuance by Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4), (10) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that:

(a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

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(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) such Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Parent that is not the Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Parent that is not the Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness or Disqualified Stock of Parent or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Secured Indebtedness;

(14) (a) Indebtedness, Disqualified Stock or Preferred Stock of Parent or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Parent or any Restricted Subsidiary or merged into or consolidated with Parent or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that in the case of clauses (a) and (b), after giving effect to such acquisition, merger or consolidation, either (x) Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in the first paragraph of this covenant or (y) the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of Parent or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of Parent; provided, that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness consisting of Indebtedness issued by Parent or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of Parent or any direct or indirect parent company of Parent to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

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(19) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) (a) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Parent and its Restricted Subsidiaries and (b) Indebtedness in respect of Bank Products;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(22) Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(23) the incurrence of Indebtedness of Restricted Subsidiaries of Parent that are not the Issuer or Guarantors in an amount outstanding under this clause (23) not to exceed together with any other Indebtedness incurred under this clause (23) the greater of (a) $25.0 million and (b) 1.25% of Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness deemed incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for purposes of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23); and

(24) Indebtedness of Parent or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Parent, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness outstanding under the Senior Secured Credit Facilities on the Issue Date (and any refinancing thereof with Secured Indebtedness) will at all times be treated as incurred and outstanding under clause (1) of the second paragraph above;

(2) Parent will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above; and

(3) subject to the proviso to clause (1) above, the Issuer will be entitled to later reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant at the time of such reclassification.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

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For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that Parent will not, and will not permit the Issuer or any other Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of Parent, the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or Parent’s or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Parent, the Issuer or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by other obligors.

Liens

Parent will not, and will not permit the Issuer or any other Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of Parent, the Issuer or any Guarantor unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to or restrict (a) Liens securing obligations in respect of the Notes (and exchange notes with respect thereto) and the related Guarantees, (b) Liens securing obligations in respect of (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) obligations of Parent or any Subsidiary in respect of any Bank Products provided by any lender party to any Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into) and (c) Liens securing obligations in respect of Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto and to the application of the net proceeds thereof, the Consolidated Secured Debt Ratio would be no greater than 4.00 to 1.00.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

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Merger, Consolidation or Sale of All or Substantially All Assets

Neither Parent nor the Issuer may consolidate or merge with or into or wind up into (whether or not Parent or the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) Parent or the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Parent or the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case of a transaction involving the Issuer where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than Parent or the Issuer, expressly assumes all the obligations of Parent or the Issuer under Parent’s Guarantee or the Notes, as applicable, pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) Parent or the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for Parent or the Successor Company, as applicable, and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries immediately prior to such transaction;

(5) in the case of any such transaction involving the Issuer, each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the Notes, as applicable.

Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to Parent or the Issuer or any other Restricted Subsidiary, and

(2) Parent or the Issuer may merge with an Affiliate of Parent or the Issuer solely for the purpose of reincorporating Parent or the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor (other than Parent which shall be subject to the provisions set forth above) will, and Parent will not permit any such Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

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(1) (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture;

(2) the transaction is made in compliance with the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales”; or

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor (other than Parent) may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof or the District of Columbia, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or (4) liquidate or dissolve or change its legal form if Parent determines in good faith that such action is in the best interests of Parent.

Transactions with Affiliates

Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) Parent delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a resolution adopted by the majority of the board of directors of Parent approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among Parent or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

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(3) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers or consultants of Parent or any of its Restricted Subsidiaries;

(4) transactions in which Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of Parent to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(6) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(7) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the board of directors of Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(8) the issuance of Equity Interests (other than Disqualified Stock) of Parent;

(9) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(10) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of Parent and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by Parent in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by Parent in good faith;

(11) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(12) any lease entered into between Parent or any Restricted Subsidiary, as lessee and any Affiliate of Parent, as lessor, which is approved by a majority of the disinterested members of the board of directors of Parent in good faith;

(13) intellectual property licenses in the ordinary course of business; and

(14) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of Parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on the Issue Date in connection therewith.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Parent will not, and will not permit any of its Restricted Subsidiaries that is not the Issuer or a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

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(1) (a) pay dividends or make any other distributions to Parent or any of its Restricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries that is a Guarantor;

(2) make loans or advances to Parent or any of its Restricted Subsidiaries that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries that is a Guarantor,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing Notes Indenture, the Senior Secured Credit Facilities and the related documentation and Hedging Obligations and the related documentation;

(b) the Indenture, the Notes and the guarantees thereof;

(c) purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Parent or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Parent pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not the Issuer or Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of Parent or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Parent or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

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(m) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(n) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(o) restrictions arising in connection with cash or other deposits permitted under the covenant “—Liens”;

(p) any agreement or instrument (A) relating to any Indebtedness, Disqualified or Preferred Stock permitted to be incurred or issued subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” if the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by Parent) or is otherwise in effect on the Issue Date and (B) either (x) Parent determines that such encumbrance or restriction will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(q) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (p) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(r) restrictions created in connection with any Qualified Securitization Facility that in the good faith determination of Parent are necessary or advisable to effect such Qualified Securitization Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

Parent will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than the Issuer, a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against Parent or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

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Reports and Other Information

Notwithstanding that Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require Parent to file with the SEC:

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) within five (5) Business Days of the date on which an event would have been required to be reported on a Form 8-K or any successor or comparable form if Parent had been a reporting company under the Exchange Act, a current report relating to such event on Form 8-K or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form (except as described above or below and subject, in the case of required financial information, to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above); provided, that Parent shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, in which event Parent will make available such information to the Trustee, the Holders of the Notes and prospective purchasers of Notes, in each case within 15 days after the time Parent would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, Parent will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act; provided, further, that any report required to be delivered under clause (1) or (2) above prior to the completion of the first full fiscal year following the Issue Date shall not be required to comply with Regulation S-X or contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such report.

Notwithstanding anything herein to the contrary, Parent will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 90 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this section “Reports and Other Information” and such information is subsequently provided, Parent will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Events of Default and Remedies

The Indenture will provide that each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

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(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by Parent or any of its Restricted Subsidiaries, other than Indebtedness owed to Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more outstanding;

(5) failure by Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of Parent for a fiscal quarter end provided as required under “Reports”) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $30.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to Parent, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of Parent for a fiscal quarter end provided as required under “Reports”) would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of Parent for a fiscal quarter end provided as required under “Reports”) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statement of Parent for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to Parent or the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to Parent or the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

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The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture will provide that Parent is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Parent is required, within 10 Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

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(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to Parent or the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

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(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums then payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by Parent or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (a) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (b) the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of Parent, any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Parent), would constitute a Significant Subsidiary, in any manner materially adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders as required by the Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

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(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(9) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(10) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(11) to add a Guarantor under the Indenture or to release a Guarantor in accordance with the terms of the Indenture;

(12) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, Guarantee or Notes as provided in an Officer’s Certificate; or

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer or a Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Indenture will provide that the Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

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Governing Law

The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Facility” means the credit facility provided under the ABL Credit Agreement dated as of the Issue Date among Parent, the Issuer, the lenders party thereto from time to time in their capacities as lenders thereunder, and Citibank, N.A., as administrative agent and collateral agent, and the other parties thereto including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Parent and its Subsidiaries of certain OTC healthcare assets pursuant to the Acquisition Agreements.

“Acquisition Agreements” means the Issue Date Acquisition Agreement and the Supplemental Acquisition Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control’ (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2016 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Note through February 1, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points over (b) the then outstanding principal amount of such Note.

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“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Parent in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Parent or by Parent or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k) any financing transaction with respect to property built or acquired by Parent or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

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(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Parent are not material to the conduct of the business of Parent and its Restricted Subsidiaries taken as a whole;

(r) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(s) the granting of a Lien that is permitted under the covenant described above under “Certain Covenants—Liens”;

(t) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(u) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; or

(v) any disposition of Equity Interests of a Restricted Subsidiary, in each case, pursuant to an agreement or other obligation with or to a Person (other than Parent, the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Borrowing Base” means 85% of the book value of the receivables and 75% of the book value of the inventory, in each case, of Parent and its Restricted Subsidiaries as of the date of the most recent internally available consolidated balance sheet of Parent on the date of determination determined on a pro forma basis to include any asset directly or indirectly acquired or disposed of by Parent and its Restricted Subsidiaries.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

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(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above; and

(12) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (9), (10), (11) and (12) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (12) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall have, directly or indirectly (including by way of merger or consolidation), acquired beneficial ownership of Equity Interests representing 50% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of Parent; or

(2) the Issuer shall cease to be a Subsidiary of Parent except in connection with a merger, amalgamation or combination between the Issuer and Parent or a Restricted Subsidiary permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (r) annual agency fees paid to the administrative agents and collateral agents under any Credit Facilities, (s) non-interest costs associated with obtaining Hedging Obligations, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus

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(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(1) except for purposes of increasing the basket under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” any after-tax effect of extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded,

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or the Indenture), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

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(7) effects of adjustments in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of Parent in connection with the Transactions, shall be excluded,

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded,

(12) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded,

(14) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded, and

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

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(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Parent and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Parent and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Parent or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness that is secured by Liens on the property of Parent and its Restricted Subsidiaries as of such date minus Cash Equivalents included on the consolidated balance sheet of Parent as of such date in an aggregate amount not to exceed $75.0 million to (2) EBITDA of Parent for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and all obligations relating to Qualified Securitization Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of Parent and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase accounting in connection with the Transactions or any acquisition); provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit and (B) Hedging Obligations existing on the Issue Date or otherwise permitted by clause (10) of the second paragraph under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Parent. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

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“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds,

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Parent and/or other companies.

“Credit Facilities” means, with respect to Parent or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Parent, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

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“Designated Preferred Stock” means Preferred Stock of Parent (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Parent or any of its Subsidiaries and other than to the extent the proceeds thereof constitute Excluded Contributions) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Parent on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members), of Parent, any of its Subsidiaries or any other entity in which Parent or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of Parent (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than with respect to clauses (i) and (l)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(q) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges or reserves, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and Investments, project start-up costs and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of all items added back pursuant to this clause (d) for any period shall not exceed 20% of EBITDA for such period; plus

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(e) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) Parent may elect not to add back such non-cash charge in the current period and (B) to the extent Parent elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(g) the amount of “run rate” cost savings, operating expense reductions and synergies projected by Parent in good faith to result from actions taken or committed to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or committed to be taken, net of the amount of actual benefits realized during such period from such actions); plus

(h) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(i) any costs or expense incurred by Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interest of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(j) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(k) any net loss from disposed, abandoned or discontinued operations; plus

(l) interest income or investment earnings or retiree medical and intellectual property, royalty or license receivables;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b) any net income from disposed, abandoned or discontinued operations.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

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“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common stock or Preferred Stock of Parent (excluding Disqualified Stock), other than:

(1) public offerings with respect to Parent’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of Parent; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Parent after the Issue Date from

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of Parent,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Parent on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Notes” means the $250,000,000 in aggregate principal amount of the 8.25% senior notes due 2018 issued pursuant to the Existing Notes Indenture and outstanding on the Issue Date.

“Existing Notes Indenture” means the Indenture for the Existing Notes, dated as of March 24, 2010, between Parent, the Issuer, the other guarantors party thereto and U.S. Bank National Association, as trustee, as in effect on the Issue Date and as amended, modified or supplemented from time to time.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Parent in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Parent or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

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For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Parent or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, consolidation or discontinued operation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized based on actions taken, committed to be taken or expected in good faith to be taken in connection with an acquisition or disposition within 18 months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Restricted Subsidiaries on a consolidated basis during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Restricted Subsidiaries on a consolidated basis during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means (1) generally accepted accounting principles in the United States of America which are in effect on the Issue Date or (2) if elected by Parent by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which Parent is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided, after such election pursuant to the Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date.

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“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Guarantor” means Parent and each Subsidiary of Parent, if any, that Guarantees the Notes in accordance with the terms of the Indenture. On the Issue Date, Parent and each Restricted Subsidiary that guarantees any Indebtedness of the Issuer under the Senior Secured Credit Facilities will be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

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provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities; provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., RBC Capital Markets LLC and Deutsche Bank Securities Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Parent and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Parent in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Parent’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Parent’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

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The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Parent or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means January 31, 2012.

“Issue Date Acquisition Agreement” means the Business Sale and Purchase Agreement, dated December 20, 2011, by and between GlaxoSmithKline LLC, GlaxoSmithKline plc, certain other parties thereto and Parent relating to the acquisition of 15 brands by Parent and its Subsidiaries.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under the Indenture (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

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“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Parent or the Issuer, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Parent or the Trustee that meets the requirements set forth in the Indenture.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between Parent or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Investments” means:

(1) any Investment in Parent or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Parent or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line), or is liquidated into, Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by Parent or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

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(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed the greater of (a) $40.0 million and (b) 2.00% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of Parent; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of liens on the assets of Parent or any Restricted Subsidiary in compliance with the covenant described under “Certain Covenants—Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $50.0 million and (b) 2.50% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Parent are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding in the aggregate;

(16) loans and advances to employees, directors, officers, managers or consultants (a) for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (b) to fund such Person’s purchase of Equity Interests of Parent;

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(17) advances, loans or extensions of trade credit in the ordinary course of business by Parent or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(21) repurchases of Notes;

(22) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(23) Investments consisting of promissory notes issued by the Issuer or any Guarantor to future, present or former officers, directors and employees, members of management or consultants of Parent or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent, to the extent the applicable Restricted Payment is a permitted by the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance- related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

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(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Secured Credit Facilities);

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12)(b) or (13) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (3), (4), (10), (12) or (13) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, leased or improved;

(7) Liens existing on the Issue Date (including to secure any Refinancing Indebtedness of any Indebtedness secured by such Liens);

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Parent or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time Parent or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to Parent or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries and do not secure any Indebtedness;

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(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Parent and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of Parent or any of its Restricted Subsidiaries granted in the ordinary course of business to Parent’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (a) $25.0 million and (b) 1.25% of Total Assets (in each case, determined as of the date of such incurrence);

(21) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

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(27) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens securing obligations owed by Parent or any Restricted Subsidiary in respect of the Existing Notes;

(29) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by the Indenture;

(32) ground leases in respect of real property on which facilities owned or leased by Parent or any of its Subsidiaries are located;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(35) Liens on the assets of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of the Indenture to be incurred;

(36) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment;

(37) any interest or title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by Parent or any of the Restricted Subsidiaries in the ordinary course of business; and

(38) deposits of cash with the owner or lessor of premises leased and operated by Parent or any of its Subsidiaries in the ordinary course of business of Parent and such Subsidiary to secure the performance of Parent’s or such Subsidiary’s obligations under the terms of the lease for such premises.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

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“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors of Parent shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Parent and the applicable Securitization Subsidiary, (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by Parent) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Parent) or (b) constituting a receivables financing facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Parent which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means a registration rights agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“ Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Parent (including the Issuer) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Parent or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Parent or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

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“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Secured Credit Facilities, the Existing Notes and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, that Senior Indebtedness shall not include:

(a) any obligation of such Person to Parent or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Credit Facilities” means the ABL Facility and the Term Loan Facility.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted by Parent or any of its Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Parent and its Restricted Subsidiaries are engaged on the Issue Date.

“Subordinated Indebtedness” means,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

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“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Supplemental Acquisition Agreement” means the Business Sale and Purchase Agreement, dated December 20, 2011, by and between GlaxoSmithKline LLC, GlaxoSmithKline plc, certain other parties thereto and Parent relating to the acquisition of two brands by Parent and its Subsidiaries.

“Term Loan Facility” means the credit facility provided under the Term Loan Credit Agreement dated as of the Issue Date among Parent, the Issuer, the lenders party thereto from time to time in their capacities as lenders thereunder, and Citibank, N.A., as administrative agent and collateral agent and the other parties thereto, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Total Assets” means the total assets of Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent available balance sheet of Parent or such other Person as may be expressly stated, determined on a pro forma basis to include any asset directly or indirectly acquired or disposed of by Parent and its Restricted Subsidiaries on or prior to the date of determination.

“Transaction Expenses” means any fees or expenses incurred or paid by Parent or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means the Acquisition and the transactions contemplated by the Acquisition Agreements, the repayment and refinancing of certain Indebtedness, the incurrence of Liens securing the Existing Notes, the issuance of the Notes and borrowings under the Senior Secured Credit Facilities on the Issue Date, the payment of transactions fees and expenses and other transactions in connection therewith or incidental thereto, in each case, as described in this prospectus.

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“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available on the Business Day immediately preceding the date that the applicable notice of redemption is provided by the Issuer with respect to the Notes to be redeemed on such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2016; provided, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Parent which at the time of determination is an Unrestricted Subsidiary (as designated by Parent, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Parent may designate any Subsidiary of Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) other than the Issuer to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Subsidiary of Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Parent;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any Restricted Subsidiary.

Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) Parent could incur any Indebtedness deemed Incurred by the designation of such Unrestricted Subsidiary as a Restricted Subsidiary; or

(2) the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries would be equal to or greater than such ratio for Parent and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Parent shall be notified by Parent to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of Parent or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

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“U.S. Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

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Description of the Existing Notes

The terms of the existing notes are substantially identical to those of the exchange notes, except that (1) the existing notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the existing notes provide for additional interest as a result of our failure to fulfill certain registration obligations.

The existing notes provide that, in the event that we and the guarantors have not exchanged the exchange notes for all existing notes validly tendered in accordance with the terms of an exchange offer on or before the 365th day after the original issue date of the existing notes or, if applicable, a shelf registration statement covering resales of the existing notes has not been declared effective or such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest shall accrue on the principal amount of the existing notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum thereafter.

The exchange notes are not, and upon consummation of the exchange offer with respect to the existing notes will not be, entitled to any additional interest. Holders of existing notes should review the information set forth under “Risk Factors” and “Description of the Exchange Notes.”

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Book Entry, Settlement and Clearance

The Global Notes

The exchange notes will be issued in the form of several registered notes in global form, without interest coupons (we refer to such exchange notes in global form as the global notes).

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (DTC participants) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of persons who have accounts with DTC; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. Depending on whether the transfer is being made during or after the distribution compliance period, and to which global note the transfer is being made, the trustee may require the seller to provide certain written certifications in the form provided in the indenture. In addition, in the case of a transfer of interests to an institutional accredited investor global note, the trustee may require the buyer to deliver a representation letter in the form provided in the indenture that states, among other things, that the buyer is not acquiring notes with a view to distributing them in violation of the Securities Act.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

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DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

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MATERIAL U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax consequences relevant to a holder of existing notes that exchanges such notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service (IRS) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of notes. We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of existing notes for exchange notes in the exchange offer or that any such position would not be sustained.

This discussion is limited to beneficial holders who exchange existing notes for exchange notes in the exchange offer. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities (or investors in such entities), regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons that hold their existing notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address the effect of any applicable state, local or foreign tax laws or any federal taxes other than income taxes.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds existing notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding existing notes, you should consult your tax advisor regarding the tax consequences of the exchange of existing notes for exchange notes in the exchange offer.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

The exchange of existing notes for exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, for U.S. federal income tax purposes, (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s existing notes for exchange notes in the exchange offer; (2) the holding period of the exchange notes received by such holder in the exchange offer will include the holding period of the existing notes exchanged therefor; and (3) the adjusted basis of the exchange notes received equal the adjusted basis of the existing notes exchanged therefor immediately before such exchange.

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Plan of Distribution

We are not using any underwriters for the exchange offer and we are bearing the expense of the exchange offer. Each broker-dealer that receives exchange notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will use our commercially reasonable efforts to keep this prospectus continuously effective, supplemented and amended to ensure that it is available for resales of exchange notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities for a period ending on the earlier of (i) 180 days from the date on which this prospectus is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

We will not receive any proceeds from the issuance of exchange notes in the exchange offer or from any sale of exchange notes by broker-dealers. Any broker-dealer that holds existing notes that are transfer restricted and that were acquired for its own account as a result of market-making activities or other trading activities (other than existing notes acquired directly from the issuer), may exchange such existing notes pursuant to the exchange offer. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period ending on the earlier of (i) 180 days from the date on which this prospectus is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send a reasonable number of additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for all of the holders of the existing notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

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Certain ERISA Considerations

The exchange notes may be acquired and held by an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (which we refer to as ERISA), or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of the exchange notes is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any other federal, state, local, non-U.S. or other laws or requirements that are similar to such provisions of ERISA or the Code (we refer to these laws collectively as similar law), must also determine that its purchase and holding of the exchange notes do not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any applicable similar law. Each holder of our exchange notes who is subject to Section 406 of ERISA, Section 4975 of the Code or any similar law (we refer to each such holder as a plan investor) will be deemed to have represented by its acquisition and holding of the exchange notes that its acquisition and holding of the exchange notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar law. The sale of any exchange notes to any plan investor is in no respect a representation by us, our parent guarantor, our subsidiary and affiliate guarantors, or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plan investors generally or any particular plan investor, or that such an investment is appropriate for plan investors generally or any particular plan investor.

Legal Matters

The validity of the exchange notes and guarantees offered hereby has been passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain matters with respect to Virginia law will be passed upon for us by Hancock, Daniel, Johnson & Nagle, P.C.

Experts

The financial statements of Prestige Brands Holdings, Inc. as of March 31, 2012 and 2011 and for each of the three years in the period ended March 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended March 31, 2012 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP (United States), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Blacksmith Brands Holding, Inc. as of October 31, 2010 and for the year ended October 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (United States), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of The North American Divested Brands of GlaxoSmithKline Plc as of December 31, 2011, 2010 and 2009 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (United Kingdom), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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INDEX TO COMBINED FINANCIAL STATEMENTS

Blacksmith Brands Holdings, Inc. Audited Consolidated Financial Statements:	F-2
Report of Independent Auditors	F-2
Consolidated Statement of Operations For the Twelve Months ended October 31, 2010	F-3
Consolidated Balance Sheet October 31, 2010	F-4
Consolidated Statement of Cash Flows For the Twelve Months ended October 31, 2010	F-5
Consolidated Statement of Stockholders’ Equity For the twelve months ended October 31, 2010	F-6
Notes to Consolidated Financial Statements	F-7

The North American Divested Brands of GlaxoSmithKline plc Audited Financial Statements:	F-17
Report of Independent Registered Public Accounting Firm	F-17
Combined Statements of Revenue and Direct Operating Expenses For the Years Ended December 31, 2011, December 31, 2010 and December 31, 2009	F-18
Combined Statements of Net Assets to be Sold As of 31 December 2011, 31 December 2010 and 31 December 2009	F-19
Notes to Combined Financial Statements For the years ended 31 December 2011, 31 December 2010 and 31 December 2009	F-20

F-1

Blacksmith Brands Holdings, Inc. Audited Consolidated Financial Statements:

Report of Independent Auditors

To the Board of Directors and Shareholders of

Blacksmith Brands Holdings, Inc. and Subsidiary:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Blacksmith Brands Holdings, Inc. and its subsidiaries at October 31, 2010, and the results of their operations and their cash flows for the twelve months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Salt Lake City, Utah

January 18, 2011

F-2

Blacksmith Brands Holdings, Inc. and Subsidiary

Consolidated Statement of Operations
For the Twelve Months ended October 31, 2010

Net sales	$85,144,195
Cost of goods sold	43,041,968
Gross profit	42,102,227
Operating, general and administrative expenses	18,574,898
Depreciation	274,705
Loss on impairment of fixed assets	891,119
Operating Income	22,361,505
Interest expense	7,371,098
Income before income taxes	14,990,407
Income tax expense	6,297,896
Net income	$8,692,511

The accompanying notes are an integral part of these financial statements.

F-3

Blacksmith Brands Holdings, Inc. and Subsidiary

Consolidated Balance Sheet
October 31, 2010

Assets
Current assets:
Cash and cash equivalents	$2,507,110
Accounts receivable, net of allowances	18,670,488
Inventories	16,200,855
Prepaid expenses and other current assets	44,140
Deferred income tax assets	737,513
Total current assets	38,160,106
Property and equipment, net	226,314
Goodwill	4,913,100
Intangible assets	83,820,000
Other long-term assets	482,087
Total assets	$127,601,607

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	6,966,071
Accrued expenses	4,003,918
Current portion of long-term debt	2,750,000
Income taxes payable	2,993,824
Total current liabilities	16,713,813
Long-term debt, net of unamortized discount	49,501,980
Deferred income tax liabilities	1,434,244
Total liabilities	67,650,037
Stockholders’ equity:
Series A Preferred Stock $.01 par value per share, 6,000,000 shares authorized, 5,377,292 shares issued and outstanding (cumulative dividends in arrears of $5,687,000)	53,773
Common Stock $.01 par value per share, 9,000,000 shares authorized, 6,139,341 shares issued and outstanding	61,393
Additional paid-in capital	54,336,767
Retained earnings	5,499,637
Total stockholder’s equity	59,951,570
Total liabilities and stockholders’ equity	$127,601,607

The accompanying notes are an integral part of these financial statements.

F-4

Blacksmith Brands Holdings, Inc. and Subsidiary

Consolidated Statement of Cash Flows
For the Twelve Months ended October 31, 2010

Cash flow from operating activities
Net Income	$8,692,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	274,705
Amortization of deferred financing costs	370,656
Impairment of fixed assets	891,119
Amortization of deferred compensation	599,356
Deferred income taxes	2,790,948
Changes in operating assets and liabilities:
Accounts receivable	(18,670,488)
Inventories	(5,240,857)
Prepaid expenses and other current assets	(20,501)
Accounts payable, accrued expenses and other current liabilities	10,432,398
Income taxes payable	2,993,824
Net cash provided by operating activities	3,113,671

Cash flows from investing activities
Capital expenditures	(357,461)
Acquisition of business (working capital adjustment)	634,703
Net cash provided by investing activities	277,242

Cash flows from financing activities
Payments on revolving facility	(1,075,000)
Proceeds from issuance of capital stock	129,527
Net cash used in financing activities	(945,473)
Net increase in cash and cash equivalents	2,445,440
Cash and cash equivalents at beginning of period	61,670
Cash and cash equivalents at end of period	$2,507,110
Cash paid during the period for:
Interest	$6,414,255
Income taxes	$466,241

The accompanying notes are an integral part of these financial statements.

F-5

Blacksmith Brands Holdings, Inc. and Subsidiary

Consolidated Statement of Stockholders’ Equity
For the twelve months ended October 31, 2010

						Retained
					Additional	Earnings/
	Series A Preferred Stock		Common Stock		Paid-in	(Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit)	Total
Balance at November 1, 2009	5,366,792	$53,668	5,918,064	$59,181	$53,610,201	$(3,192,874)	$50,530,176
Issuance of preferred stock and common stock	10,500	105	—	—	107,295	—	107,400
Issuance of restricted stock	—	—	221,277	2,212	19,915	—	22,127
Stock-based compensation	—	—	—	—	599,356	—	599,356
Net income	—	—	—	—	—	8,692,511	8,692,511
Balance at October 31, 2010	5,377,292	$53,773	6,139,341	$61,393	$54,336,767	$5,499,637	$59,951,570

The accompanying notes are an integral part of these financial statements.

F-6

Blacksmith Brands Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

 1. Description of Business and Organization and Summary of Significant Accounting Policies

Description of Business and Organization

Blacksmith Brands Holdings, Inc. (the “Company” or “Blacksmith”) was incorporated in the State of Delaware on October 27, 2009. The Company is majority owned by Charlesbank Equity Fund VII Limited Partnership, CB Offshore Equity Fund VII, Charlesbank Parallel Fund VII Limited Partnership, Charlesbank Equity Coinvestment Fund VII, Limited Partnership, and Charlesbank Coinvestment Partners, Limited Partnership (collectively, “Charlesbank”).

On October 29, 2009, the Company, through its wholly owned subsidiary, Blacksmith Brands, Inc., acquired the inventory, certain property and equipment, and intellectual property (primarily trademarked brands) of five over the counter pharmaceutical brands from McNeil-PPC, Inc., a subsidiary of Johnson & Johnson. The five brands acquired were: Luden’s(R), Efferdent(R), Effergrip(R), PediaCare(R) and Nasalcrom(R). The Company commenced operations on October 29, 2009.

The Company operates in the over the counter pharmaceutical market primarily in the United States, with minimal sales in Canada. Sales are made directly to retailers and distributors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Blacksmith Brands, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

These financial statements are presented for the period from November 1, 2009 to October 31, 2010.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. At any time, cash in banks may exceed federally insured limits.

Inventories

Inventories are comprised of finished goods and are stated at the lower of cost or market, with cost being determined by the first-in, first out method.

Revenue Recognition, Accounts Receivable Trade, and Allowances for Doubtful Accounts, Returns, and Sales Incentives

The Company recognizes revenue from product sales when the following four basic revenue recognition criteria under the related accounting guidance are met (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Revenues from product sales are generally recognized upon delivery to a common carrier when terms are equivalent to free on board “FOB” origin. Management evaluates accounts receivable to estimate the amount of accounts receivable that will not be collected in the future and records the appropriate provision. The provision for doubtful accounts is recorded as a charge to operating expense and reduces accounts receivable. The estimated allowance for doubtful accounts is based primarily on management’s evaluation of aging of accounts receivable balances, the financial condition of its customers, historical trends, and time outstanding of specific balances.

F-7

The Company writes off accounts receivable balances when deemed to be uncollectible. Actual collections of accounts receivable could differ from management’s estimates due to changes in future economic, industry or customers’ financial conditions.

Provision is made for estimated discounts related to customer payment terms and estimated product returns at the time of sale based on our historical experience. The cost of promotional programs such as promotional allowances and cooperative advertising are recognized in net sales in the period in which the allowance is offered or at initial sale, whichever is later.

Property and Equipment

Acquired property and equipment as of October 29, 2009, is stated at fair value at the acquisition date (as defined under ASC 805—“Business Combinations”).

Additions to property and equipment subsequent to October 29, 2009, are stated at cost.

Renewals and improvements that extend the useful lives are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

Depreciation is computed under the straight-line method over the estimated useful lives of the assets.

Upon retirement or disposition of property and equipment, the applicable cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the results of operations. The estimated useful lives of property and equipment are as follows:

Machinery and equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	The shorter of 5 years or the term of the lease
Computer hardware and software	3 years

Goodwill and Intangible Assets

The Company accounts for goodwill and indefinite lived intangibles in accordance with ASC 350 “Intangibles—Goodwill and Other.” Goodwill and indefinite lived intangible assets include goodwill and trademarked brands acquired in the acquisition made on October 29, 2009, as described above in Note 1, which are not amortized but instead are tested for impairment at least annually or when an impairment indicator exists in accordance with the provisions of ASC 350. The determination as to whether goodwill and indefinite lived intangibles are impaired is based on management’s estimate of the fair value of each reporting unit as compared to its respective carrying value. The Company uses discounted cash flow models to estimate the current fair value of its reporting units when testing for impairments. A number of significant assumptions and estimates are used including estimates of revenues, operating and other costs, capital spending and discount rates. The Company has selected March 31 as its impairment measurement date and there has been no impairment as of October 31, 2010. If impairment were to exist, the amount of impairment would be charged against earnings in the period during which the impairment occurred. The amount of the impairment would be determined by subtracting the implied fair value of the reporting unit goodwill from the carrying amount of such goodwill.

Shipping and Handling Costs

Internal and external shipping and handling costs are included in cost of goods sold. Such costs include inbound freight costs and other product procurement charges. Shipping costs for the twelve months ended October 31, 2010 totaled $2.6 million.

Advertising

Advertising costs are expensed as incurred and totaled $5.1 million for the twelve months ended October 31, 2010.

F-8

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include net realizable value of inventories, valuation of long-lived assets (including goodwill and intangibles), useful lives associated with amortization and depreciation of fixed assets, sales allowances and allowance for doubtful accounts, and valuation of deferred tax assets.

Impairment of Long-Lived Assets

In accordance with ASC 360 “Property, Plant and Equipment,” the Company reviews the carrying value of its property and equipment for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. In performing this review for recoverability, property and equipment is assessed for possible impairment by comparing their carrying values to their undiscounted net pre-tax cash flows expected to result from the use of the assets. Impaired assets are written down to their fair values, generally determined based on their estimated future discounted cash flows. During the twelve months ended October 31, 2010 the company deemed certain production equipment to be impaired due to a change in product packaging. The production equipment was deemed to have no further value and was disposed during the period.

Concentrations of Credit Risks

The Company’s customers are primarily retailers and distributors located throughout the United States. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. As of October 31, 2010, one customer accounted for 23% of accounts receivable and 25% of net sales for the twelve months ended October 31, 2010.

The Company maintains cash balances at financial institutions. Accounts at U.S. financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At October 31, 2010, the balances on account exceeded this limit.

Income Taxes

The Company accounts for income taxes pursuant to ASC 740 “Income Taxes,” which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in the deferred tax assets and liabilities during the reporting period. Valuation allowances are established when necessary to reduce deferred income tax assets when it is more likely than not that a tax benefit will not be realized.

Debt Issue Costs

In conjunction with the debt discussed in Note 9, the Company incurred approximately $2.5 million of debt issue costs and discounts. These costs and discounts are being amortized using the effective interest rate method over the life of the related loan (five years) until December, 2014 and are included in interest expense in the accompanying consolidated statement of operations.

Recently Issued Accounting Pronouncements

In May 2009, the FASB issued guidance regarding subsequent events, which was subsequently updated in February 2010. This guidance established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this guidance set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009, and was therefore adopted by the Company for the period ending October 31, 2010 reporting. The adoption did not have a significant impact on the subsequent events that the Company reports, either through recognition or disclosure, in the consolidated financial statements.

F-9

In January 2010, the FASB issued authoritative guidance requiring new disclosures and clarifying some existing disclosure requirements about fair value measurement. Under the new guidance, a reporting entity should (a) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers, and (b) present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect this guidance to have a material impact on its financial statements.

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any other pronouncement that could have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

2. Fair Value Measurements

The Company has adopted the provisions of ASC 820 “Fair Value Measurements and Disclosures,” which provides guidance to (i) all applicable financial assets and liabilities and (ii) non-financial assets and liabilities that are recognized or disclosed at fair value in our financial statements on a recurring basis. The Company has also adopted an accounting standard update related to ASC 820, which applies this guidance to all remaining assets and liabilities measured on a non-recurring basis at fair value. The guidance establishes a three level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the hierarchy are defined as follows:

Level 1—Unadjusted quoted market prices in active markets for identical assets and liabilities.

Level 2—Observable inputs, other than Level 1 inputs. Level 2 inputs would typically include quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3—Prices or valuations that require inputs that are both significant to the measurement and unobservable.

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and long term debt. The carrying value of these financial instruments approximates their fair value principally due to their short term maturities.

3. Accounts Receivable

Accounts receivable consist of the following at October 31, 2010:

Trade accounts receivable and other receivables	$19,060,488
Accounts receivable other	1,198,000
Less allowances for discounts, returns and uncollectible accounts	(1,588,000)
$18,670,488

4. Inventory

The Company values the inventory at the lower of cost or market value. Accordingly, the Company reduces the inventories for the diminution of value resulting from product obsolescence, damage or other issues affecting marketability equal to the difference between the cost of the inventory and its estimated market value. Factors utilized in the determination of estimated market value include (i) current sales data and historical return rates, (ii) estimates of future demand, (iii) competitive pricing pressures, (iv) new product introductions, (v) product expiration dates, and (vi) component and packaging obsolescence.

F-10

The entire balance of the Company’s inventory is finished goods, net of allowances for obsolete inventory of $0.1 million.

5. Property and Equipment

Property and equipment consist of the following at October 31, 2010:

Machinery and equipment	$6,887
Furniture and fixtures	46,793
Leasehold improvements	6,276
Computer hardware and software	218,283
Total property and equipment	278,239
Less accumulated depreciation	(51,925)
Property and equipment—net	$226,314

Depreciation expense for the twelve months ended October 31, 2010 was $274,705.

6. Other Assets

Other assets consist of the following at October 31, 2010:

Debt issues costs, net	$463,473
Security deposits	18,614
Total	$482,087

7. Goodwill and Intangible Assets

A reconciliation of the activity affecting goodwill is as follows:

Consolidated
Balance—November 1, 2009
Goodwill	$4,544,000
Accumulated purchase price adjustments	—
Accumulated impairment losses	—
$4,544,000
2010 purchase price adjustments	369,100
Balance—October 31, 2010
Goodwill	4,544,000
Accumulated purchase price adjustments	369,100
Accumulated impairment losses	—
$4,913,100

During the twelve months ended October 31, 2010 and to reflect information obtained since the acquisition date, the Company finalized its purchase accounting for the inventory, fixed assets and intellectual property acquired on October 29, 2009 (Note 1) by increasing goodwill by $0.4 million, increasing inventory by $0.1 million, and decreasing fixed assets by $0.5 million. During the same period and in conjunction with the same acquisition, the Company received $0.6 million for the finalized working capital adjustment.

F-11

A reconciliation of the activity affecting indefinite intangible assets is as follows:

Consolidated
Carrying Amounts
Balance—November 1, 2009	$83,820,000
Changes during the period	—
Balance—October 31, 2010	$83,820,000

8. Accrued Expenses

Accrued expenses consist of the following as of October 31, 2010:

Accrued interest	$590,959
Accrued coupon liability	793,075
Accrued commissions	743,646
Accrued freight and storage	695,580
Other accrued expenses	1,180,658
$4,003,918

9. Long-Term Debt

A summary of long-term debt is as follows as of October 31, 2010:

Term loan	$53,925,000
Less: current portion of long-term debt	(2,750,000)
Less: unamortized debt discount	(1,673,020)
Total long-term debt, net of current maturities and unamortized debt discount	$49,501,980

Credit Agreement

On October 29, 2009, the Company entered into a Credit Agreement, which provided the Company with borrowings of (1) up to $10 million under a Revolving Facility including outstanding Letters of Credit and (2) a Term Loan in the aggregate maximum principal amount of $55 million. At October 31, 2010, the Company has outstanding letters of credit of $55,458. Amounts outstanding under the Credit Agreement are secured by all assets of the Company.

In accordance with the Credit Agreement, the minimum prime rate shall not be less than the higher of (1) the Prime Rate (2) the Federal Funds rate plus one-half percent (0.5%) or (3) LIBOR plus one percent (1%). In that case the minimum LIBOR rate shall not be less than three percent (3%).

Revolving Facility

The interest on outstanding revolving credit under the Revolving Facility is payable (1) on the last day of each quarter in arrears in cash at an annual rate equal to the prime rate plus five and one-quarter percent (5.25%) or (2) on the last day of the applicable interest period with respect to LIBOR loans at the LIBOR rate plus six and one quarter percent (6.25%). The Company also pays a fee quarterly on a proportion of the unused Revolving Facility of one-half percent (0.5%) per year. At October 31, 2010 there was no outstanding balance under the Revolving Facility.

All revolving credit advances outstanding under the Revolving Facility and all other obligations under the Revolving Facility shall be due and payable in full on the maturity date of December 31, 2014.

Term Loan

The interest on the outstanding Term Loan is payable (1) on the last day of each quarter in arrears in cash at an annual rate equal to the prime rate plus eight and one half percent (8.5%) or (2) on the last day of the applicable interest period with respect to LIBOR loans at the LIBOR rate plus nine and one half percent (9.5%). At October 31, 2010, the interest rate under the Term Loan was 12.5%.

F-12

Payment on the outstanding principal balance under the Term Loan is due on each of the quarterly payment dates as follows: $250,000 on each of the last day of the quarter commencing January 1, 2010, $412,500 on each of the last day of the quarter commencing April 1, 2010 to September 30, 2010, $687,500 on each of the last day of the quarter commencing October 1, 2010 to March 31, 2012, $1,031,250 on each of the last day of the quarter commencing April 1, 2012 to March 31, 2013, $1,375,000 on each of the last day of the quarter commencing April 1, 2013 to September 30, 2014 and the remaining balance of $37,425,000 is payable on December 31, 2014.

The following is a summary of the aggregate annual maturities of the Company’s Term Loan, during the twelve month period ending October 31 of each year indicated:

2011	$2,750,000
2012	3,437,500
2013	4,812,500
2014	5,500,000
2015	37,425,000
$53,925,000

Affirmative and Financial Covenants

In accordance with the Credit Agreement, the Company is required to comply with quarterly financial covenants including minimum total leverage ratio, minimum EBITDA, fixed charge ratio, and limitations on capital expenditures. At October 31, 2010, the Company was in compliance with the applicable financial covenants under its credit agreement.

10. Capital Stock

Series A Preferred Stock

Series A Preferred Stock is nonvoting and is entitled to receive dividends on each share equal to the product of the purchase price for each share multiplied by 10% per annum. All dividends with respect to Series A Preferred Stock shall (i) be payable in cash or additional shares of Series A Preferred stock, at the discretion of the Board of Directors, (ii) accrue on a daily basis, (iii) be cumulative, whether or not earned or declared, (iv) be compounded quarterly from the date of issuance of such share and (v) be payable when declared by the Board of Directors. In addition, the preferred stock is redeemable on a pro rata basis at the option of a majority of the Board of Directors for the original purchase price per share plus all accrued and unpaid dividends, whether or not declared (the “Liquidation Value”). Upon the sale, merger or other change of control of the Company, each holder of a Series A Preferred Stock is entitled to receive an amount equal to the Liquidation Value, before any payments can be made in respect of the Common Stock. At October 31, 2010, aggregate arrearages in cumulative Series A Preferred Stock dividends amounted to $5.7 million.

Equity Incentive Plan

Effective on October 29, 2009, the Company’s Board of Directors (the “Board”) adopted an Equity Incentive Plan (the “Plan”) to provide the Company’s employees, certain consultants and advisors who perform services for the Company and nonemployee members of the Board with an opportunity to receive grants of options to purchase shares of the Company’s common stock and grants of restricted shares of the Company’s common stock.

The Plan is administered by the Board or a committee appointed by the Board. The Board may grant incentive stock options, nonqualified stock options, or restricted shares. Incentive stock options may be granted only to employees of the Company and nonqualified stock options may be granted to employees, nonemployee directors and advisors. At October 31, 2010, no stock options have been granted under the Plan. The term of any option shall not exceed ten years from the date of grant. However, an incentive stock option that is granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, may not have a term that exceeds five years from the date of grant.

F-13

Restricted Shares

Pursuant to the Plan, 1,200,000 shares were reserved to be issued and at October 31, 2010, 437,948 shares are available to be issued.

As of October 31, 2010, there is 700,845 common shares of unvested restricted stock granted to employees, subject to service and performance criteria. Half of the restricted shares vest based on Company performance and half vest quarterly based on service over a one or five year period. The shares vest immediately if there is a change in control or initial public offering.

The fair value of nonvested restricted shares is the Company’s best estimate of the value of its common stock on the day of the grant date. The weighted-average grant-date fair values during the twelve months ended October 31, 2010 was $2.71.

The following represents restricted stock activity during the period from November 1, 2009 through October 31, 2010:

	Shares (in thousands)	Weighted- Average Grant-Date Fair Value
Nonvested Shares
Nonvested at November 1, 2009	540.8	$0.10
Granted	221.3	2.71
Vested	(61.2)	0.10
Nonvested at October 31, 2010	700.8	$2.71

At October 31, 2010, there was no unrecognized compensation costs related to nonvested share-based compensation arrangements under the Plan based on management’s estimate of the shares that will ultimately vest. All shares vested on November 1, 2010 due to the change in control of the Company as discussed in Note 16.

11. Related Party Transactions

Management Agreement

Pursuant to the management agreement dated October 29, 2009, the Company pays Charlesbank a monitoring fee. Fees paid for the twelve months ended October 31, 2010 were $316,291 which are included in operating, general and administrative expenses in the accompanying consolidated statement of operations.

Sales and Logistical Administrative Services

The Company has contracted with two companies to provide the sales and certain logistical administrative functions. Both of those companies are controlled by an investor in the Company. The contract with each of the two companies can be terminated by either party with six months notice. The total fees incurred for the twelve months ended October 31, 2010 were $3,985,896 and are included in operating, general and administrative expenses, of which $714,769 payable to these companies is included in accrued liabilities at October 31, 2010.

12. Employee Benefit Plan

Profit Sharing

The Company offers a defined contribution 401(k) profit sharing plan to all of its management and office employees. Employees become eligible when they join the Company. Employee contributions are based on their annual salary with a contribution rate ranging up to 15%. Employer contributions can range from 4% to 8% of an employee’s annual salary with the excess above 4% determined by management on a discretionary basis. The Company made employer contributions of $152,331 to the plan for the twelve months ended October 31, 2010.

F-14

13. Income Taxes

The following is a summary of the components of the income tax benefit:

Twelve months ended October 31,2010
Current:
Federal	$2,717,562
State	789,386
Total current provision	3,506,948
Deferred:
Federal	2,399,353
State	391,595
Total deferred provision	2,790,948
Income tax expense	$6,297,896

Reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

October 31, 2010
Statutory federal income tax rate	35.00%
State income taxes, net of federal tax	5.90%
Meals & entertainment	0.02%
Transaction costs	0.40%
Stock compensation	1.58%
Benefit of graduated federal tax rates	(0.89)%
Effective income tax rate	42.01%

The tax effects of the temporary differences which give rise to the deferred tax assets and liabilities are as follows:

October 31, 2010
Current deferred tax assets:
Reserves and accruals	$475,608
Inventory capitalization	261,905
Total current deferred tax assets	737,513
Noncurrent deferred tax assets:
Deferred rent	15,694
Total noncurrent deferred tax assets	15,694
Noncurrent deferred tax liabilities:
Depreciation	(1,509)
Intangibles	(1,448,429)
Total deferred tax liabilities	(1,449,938)
Net deferred tax liability	(696,731)

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) ASC 740-10 “Accounting for Uncertainty in Income Taxes,” which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FASB ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based solely on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that is more likely than not to be sustained upon ultimate settlement. The Company has no reserves for uncertain tax positions as of October 31, 2010.

F-15

14. Employment Agreements

The employment agreements with the Company’s chief executive officer and with certain of its management employees include, among other terms, various noncompetition provisions and severance payments comprised of salary and benefits continuation. The aggregate of such future potential severance cash payments under the terms of those agreements is $2.6 million.

15. Commitments and Contingencies

Operating Leases

The Company occupies office space pursuant to a non-cancelable lease agreement which it entered into on October 30, 2009. The lease expires in 2015.

The minimum rental commitment under the operating lease is as follows for each year ending October 31:

2011	$196,474
2012	214,960
2013	210,218
2014	221,832
2015	147,888
Total	$991,372

Rent expense for the twelve months ended October 31, 2010 was $157,646.

PediaCare® Trade Dress Infringement Claim

On December 16, 2010, the Company received written correspondence from a competitor in which the competitor alleged trade dress infringement by the new packaging for the PediaCare® Plus product line of the competitor’s trade dress for its competitive products. The Company is exploring the resolution of the alleged trade dress infringement on terms mutually satisfactory to the Company and the competitor.

In addition to the matter described above, the Company is involved from time to time in other routine legal matters and other claims incidental to its business. The Company reviews outstanding claims and proceedings internally and with external counsel as necessary to assess probability and amount of potential loss. These assessments are re-evaluated at each reporting period and as new information becomes available to determine whether a reserve should be established or if any existing reserve should be adjusted. The actual cost of resolving a claim or proceeding ultimately may be substantially different than the amount of the recorded reserve. In addition, because it is not permissible under GAAP to establish a litigation reserve until the loss is both probable and estimable, in some cases there may be insufficient time to establish a reserve prior to the actual incurrence of the loss (upon verdict and judgment at trial, for example, or in the case of a quickly negotiated settlement). The Company believes the resolution of routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on its business, financial condition or results from operations.

16. Subsequent Events

The Company has evaluated, for potential recognition and disclosure, events that occurred after the balance sheet date of October 31, 2010 through January 18, 2011, the date the financial statements were available to be issued.

On November 1, 2010, the Company sold 100% of its capital stock to Prestige Brands Holdings, Inc., for $190 million in cash, plus a pending working capital closing adjustment of $13.4 million.

F-16

The North American Divested Brands of GlaxoSmithKline plc Audited Financial Statements:

Report of Independent Registered Public Accounting Firm

To: the Directors of GlaxoSmithKline Plc

We have audited the accompanying Combined Statement of Net Assets to be Sold of The North American Divested Brands of GlaxoSmithKline Plc (the ‘Divested Brands’) as of 31 December 2011, 31 December 2010 and 31 December 2009, the related Combined Statement of Revenue and Direct Operating Expenses for the years ended 31 December 2011, 31 December 2010 and 31 December 2009 and associated footnotes (collectively referred to as the “Combined Financial Statements”). The Combined Financial Statements are the responsibility of GlaxoSmithKline Plc’s management. Our responsibility is to express an opinion on the Combined Financial Statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance that the Combined Financial Statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Combined Financial Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Combined Financial Statements presentation. We believe that our audit provides a reasonable basis for our opinion.

The Combined Financial Statements were prepared to present the net assets to be sold of the Divested Brands and the revenue and direct operating expenses pursuant to the basis of preparation described in Note 2 of the Combined Financial Statements, and are not intended to be a complete presentation of the Divested Brands’ financial position, operating results or cash flows.

In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the net assets to be sold of the Divested Brands as of 31 December 2011, 31 December 2010 and 31 December 2009 and the Divested Brands’ revenue and direct operating expenses for the years ended 31 December 2011, 31 December 2010 and 31 December 2009 in conformity with the basis of preparation described in Note 2.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Accountants

London

9 March 2012

F-17

The North American Divested Brands of GlaxoSmithKline Plc

Combined Statements of Revenue and Direct Operating Expenses
For the Years Ended December 31, 2011, December 31, 2010 and December 31, 2009

		Year Ended December 31,
	Note	2011	2010	2009
(in thousands)
Revenue		$206,154	$207,342	$215,991
Cost of sales		(65,186)	(64,676)	(65,270)
Gross profit		140,968	142,666	150,721
Selling, general and administration		(56,974)	(59,719)	(72,987)
Research and development		―	―	(6)
Amortisation and impairment	3	(550)	(10,311)	(550)
Other operating income/(expenses)	4	648	(295)	(611)
Excess of revenue over direct operating expenses		$84,092	$72,341	$76,567

The accompanying notes on pages F-20 to F-29 are an integral part of these Combined Financial Statements.

F-18

The North American Divested Brands of GlaxoSmithKline Plc

Combined Statements of Net Assets to be Sold
As of 31 December 2011, 31 December 2010 and 31 December 2009

		December 31,
	Note	2011	2010	2009
(in thousands)
Non-current assets
Intangible assets	3	$211,339	$212,134	$221,928
Total non-current assets		211,339	212,134	221,928
Current assets
Finished goods inventories		12,511	12,816	21,481
Total current assets		12,511	12,816	21,481
Net assets to be sold		$223,850	$224,950	$243,409

The accompanying notes on pages F-20 to F-29 are an integral part of these Combined Financial Statements.

F-19

The North American Divested Brands of GlaxoSmithKline Plc

Notes to Combined Financial Statements
For the years ended 31 December 2011, 31 December 2010 and 31 December 2009

1. Background

The GlaxoSmithKline Plc (“GSK” or “Group”) Consumer Healthcare business operates in three key areas: over the counter (“OTC”) medicines, oral healthcare and nutritional healthcare. The North American Divested Brands of GlaxoSmithKline Plc (“Divested Brands”) operate as part of the Consumer Healthcare business of GSK. GSK, its subsidiaries and associated undertakings, constitute a major global healthcare group engaged in the creation, discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products.

In April 2011, GSK identified certain non-core, OTC brands that it intended to divest as the Group focuses its Consumer Healthcare business around a portfolio of priority brands and the emerging markets.

On 20 December 2011 Prestige Brands Holdings Inc (the “Purchaser”) entered into two sale and purchase agreements (the “Agreements”) with GSK to acquire the Divested Brands in the respective countries where these Divested Brands are sold.

The first arrangement covers the outright transfer of the respective brands from the completion date for all products besides Debrox and Gly-Oxide. This agreement closed on 31 January 2012.

The second agreement relates to the transfer and transitional supply arrangement for Debrox and Gly-Oxide anticipated to close on or before 1 May 2012. These brands are supplied to GSK under licence from Sanofi Aventis. The agreement provides for the transfer of the licences for these brands and the transitional supply arrangement of the brands to the Purchaser.

Included in the scope of this transaction are the following brands and the respective countries where these Divested Brands are sold.

	USA	Canada	Puerto Rico
BC	*
Beano	*	*
Goody’s	*
FiberChoice	*
Ecotrin	*		*
Nytol	*	*
Debrox	*
Tagamet	*
Phazyme	*	*
Massengill	*	*
Sominex	*
Stanback	*
Chap-et	*
Gaviscon		*
Gly-Oxide	*
Kwellada-P		*
R&C Shampoo		*

2. Basis of Preparation and Accounting Policies

The Divested Brands and related net assets to be sold are not within separate legal entities and historically GSK has not maintained separate records for the Divested Brands. The Combined Statements of Net Assets to be Sold and Combined Statements of Revenue and Direct Operating Expenses, including the accompanying notes (collectively referred to as the “Combined Financial Statements”) have been derived from the consolidated financial statements and the underlying accounting records of GSK. The accounting policies herein are reflective of those used for the historical GSK consolidated financial statements unless stated otherwise.

F-20

The accompanying Combined Financial Statements were prepared to present the net assets to be sold pursuant to the two Agreements between GSK and Prestige Brands Holdings Inc signed on 20 December 2011 and the related revenue and direct operating expenses. The basis of preparation describes how the Combined Financial Statements have been prepared in conformity with International Accounting Standards (“IAS”), International Financial Reporting Standards (“IFRS”) and related interpretations, as issued by the International Accounting Standards Board (“IASB”) as applicable to the items included in these Combined Financial Statements. These Combined Financial Statements are not intended to be a complete presentation of assets, revenues and expenses of the Divested Brands.

The Combined Statements of Net Assets to be Sold have been prepared on a basis which includes only those assets which are directly attributable to the Divested Brands and are identified in the Agreements as being transferred to the Purchaser as described in Clause 2.1 of the Agreements. No liabilities, contingent or otherwise are being assumed by the Purchaser. The Combined Statements of Revenue and Direct Operating Expenses include revenue and expenses that are directly attributable to the Divested Brands and certain allocations of other direct expenses incurred by GSK attributable to the Divested Brands as discussed below.

GSK maintains all debt and notes payable on a consolidated basis to fund and manage operations; accordingly, debt and related interest expense were not allocated to the Divested Brands. GSK also maintains its tax functions on a consolidated basis; accordingly, tax expense was not allocated to the Divested Brands.

Historically GSK has not maintained separate financial records for the Divested Brands and, as such, it is impracticable for GSK to identify operating or financing cash flows associated with the Divested Brands. There were no acquisitions or disposals of intangible assets during the years ended 31 December 2009, 2010 and 2011 respectively and therefore no investing cash flows associated with the Divested Brands are presented.

Accounting convention

The Combined Financial Statements have been prepared using the historical cost convention.

The Combined Financial Statements are reported in United States Dollars (“USD”). It is assumed for the preparation of these Combined Financial Statements that the functional currency for revenue, expenses and assets is the same as that previously adopted by GSK. Any exchange differences arising on re-stating functional currencies of the Canadian business to a US dollar presentation currency are recognised under IFRS in other comprehensive income and, consequently, are not presented as part of these Combined Financial Statements. It is also assumed that all foreign currency transactions were settled in local markets at the rate in force at the date the transaction arose and, as such, no transactional exchange differences have been recognised or presented in these Combined Financial Statements.

Revenue, cost of sales, selling, general and administration expenses, research and development and other operating income and expenses were derived as follows:

Revenue

Data has been derived from underlying accounting records without adjustment, including gross sales, discounts on invoices and other discounts.

Revenue is recognised in the Combined Statements of Revenue and Direct Operating Expenses when all of the following have taken place: (i) goods or services are supplied or made available to external customers against orders received, (ii) title and risk of loss is passed to the customer, (iii) reliable estimates can be made of relevant deductions and (iv) all relevant obligations have been fulfilled, such that the earnings process is regarded as being complete. Revenue represents net invoice value after the deduction of discounts and allowances given and accruals for estimated future rebates and returns. The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Sales taxes are excluded from revenue.

F-21

The top three customers accounted for 21%, 8%, 6% of revenue for the year ended 31 December 2011, 22%, 7%, 6% of revenue for the year ended 31 December 2010 and 25%, 7% and 6% of revenue for the year ended 2009. No other customer individually accounted for more than 5% of revenue in any of the three years ended 31 December 2011. The top five customers of Divested Brands accounted for 41%, 43% and 45% of total revenue for the years ended 31 December 2011, 2010 and 2009, respectively.

Cost of sales

Data has been derived from the underlying accounting records at transfer cost for products sourced from GSK and its affiliates, which approximates the actual manufacturing cost to the Group. Transfer cost for products sourced externally reflects actual cost to the Group.

Selling, general and administration expenses

Comprises: (i) Consumer Healthcare selling and distribution expenses allocated on the basis of revenue, (ii) Consumer Healthcare other marketing expenses allocated on the basis of advertising and promotion spend, (iii) administration expenses including Consumer Healthcare finance, information technology, legal and human resource costs allocated on the basis of revenue or other methodologies which management believes are reasonable. Expenses have been derived from the underlying accounting records of GSK and the Consumer Healthcare business.

GSK management believes that the Consumer Healthcare allocations included within the Combined Statements of Revenue and Direct Operating Expenses are reasonable; however, these allocated expenses are not necessarily indicative of expenses that would have been incurred by the Divested Brands on a standalone basis.

Also included are direct expenses for advertising and promotion, which have been sourced from the underlying accounting records.

Expenditure for goods and services is recognised when supplied, in accordance with contractual terms. Expenses are recorded when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated and will be transferred to the buyer within the Agreements. Advertising and promotion expenditure is charged to the Combined Statements of Revenue and Direct Operating Expenses as incurred. Inbound shipment costs on purchases and distribution expenses on sales to customers are included in selling, general and administrative expenditure. Purchases from other GSK entities for the Divested Brands are recorded on the date of shipment from the manufacturer as risks and rewards are considered to be transferred on that date.

Research and development

Research and development expenditure is charged to the Combined Statements of Revenue and Direct Operating Expenses in the period in which it is incurred. Research and development costs are directly attributable to the brands and contain no allocations. Research and development costs incurred by GSK Corporate are not allocated as they are not directly related to the Divested Brands.

Other operating income and expenses

Other operating income and expenses includes Consumer Healthcare allocated costs covering bad debt expense and other sundry items which are allocated on the basis of revenue.

Certain expenses and income, including corporate overhead, interest income, interest expense, restructuring costs and income taxes are not included in the accompanying Combined Statements of Revenue and Direct Operating Expenses, as they are not historically allocated to individual businesses and are not directly associated with revenue generating operations of the Divested Brands. Corporate overhead expenses include expenses incurred for insurance, legal, finance, human resources and executive management functions.

F-22

Product liability

Product liability costs included in these Combined Financial Statements are directly attributable to the brands and contain no allocations. No product liability costs are incurred by the Consumer Healthcare business of GSK which are not allocated to the brands. Product liability costs incurred by GSK Corporate are not allocated to the Divested Brands as they are not directly related to the Divested Brands. No provisions related to product liability are included in the Combined Statements of Net Assets to be Sold as historical product liabilities for sale prior to completion are not being assumed by the Purchaser.

In respect of product liability claims related to certain products, an expense is recorded when there is evidence of claims and settlements to enable management to make a reliable estimate of the amount required to cover unasserted claims. In certain cases, an actuarial technique is used to determine this estimate.

Intangible assets

Intangible assets are stated at cost less provisions for amortisation and impairment.

Acquired brands are valued independently, as part of the fair value of businesses acquired from third parties, where the brand has a value which is substantial and long-term and where the brands are either contractual or legal in nature or can be sold separately from the rest of the businesses acquired.

Brands are amortised over their estimated useful lives of up to 20 years, except where they are considered indefinite life brands.

Intangible assets included in the Combined Financial Statements are specific to the Divested Brands and do not therefore include any allocated balances.

Amortisation and impairment

The carrying values of intangible assets which have a definitive life are reviewed for impairment when there is an indication that the asset value might be impaired. Intangible assets with indefinite useful lives are tested for impairment annually and if there was any indication of impairment during the year. Any provision for impairment is charged to the Combined Statements of Revenue and Direct Operating Expenses in the year concerned. Impairment losses are reversed if there has been a change in the estimates used to determine recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of amortisation, had no impairments been recognised.

Impairment testing is performed using post tax discount rate and post tax cash flows as deferred tax balances and a standalone tax rate is not available due to the limited nature of these Combined Financial Statements. Refer to Note 3 for a sensitivity analysis which includes the impact on the fair value of the FiberChoice asset as a result of an increase or decrease in the discount rate by 1%.

Inventories

Inventories are included in the Combined Statements of Net Assets to be Sold at the lower of cost and net realisable value. Cost is determined on a first in, first out basis and been derived from the underlying accounting records at transfer cost for products sourced from GSK and its affiliates, which approximates the actual manufacturing cost to the Group. Transfer cost for products sourced externally reflects actual cost to the Group.

Inventory data has been derived from the underlying accounting records and includes direct costs of the Divested Brands only, no allocations have been included.

Legal and other disputes

No provision for the costs of legal disputes are included in the Combined Statements of Net Assets to be Sold as the liability for any existing litigation claims will not be assumed by the Purchaser. An expense is recorded for the anticipated settlement costs of legal or other disputes against the Divested Brands where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome. The Divested Brands may become involved in legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosures about such cases are included but no expenses are included in the Combined Financial Statements.

F-23

Key accounting judgements and estimates

In preparing the Combined Financial Statements, management is required to make estimates and assumptions that affect the amounts of assets, liabilities, revenue and expenses reported in the Combined Financial Statements. Actual amounts and results could differ from those estimates. The following are considered to be the key accounting judgements and estimates made:

Revenue

Revenue is recognised when title and risk of loss is passed to the customer, reliable estimates can be made of relevant deductions and all relevant obligations have been fulfilled, such that the earnings process is regarded as being complete.

Gross revenue is reduced by rebates, discounts, allowances and product returns given or expected to be given, which vary by product arrangements and contractual arrangements. These arrangements with customers are dependent upon the submission of claims some time after the initial recognition of the sale.

Amounts are recorded at the time of sale for the estimated rebates, discounts or allowances payable or returns to be made, based on available market information and historical experience. Since the amounts are estimated they may not fully reflect the final outcome, and the amounts are subject to change dependent upon, amongst other things, the types of customer and product sales mix.

The level of expense is reviewed and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Market conditions are evaluated using wholesaler and other third-party analyses, market research data and internally generated information. Future events could cause the assumptions on which the expenses are based to change, which could affect the future results of the Divested Brands. There are no accruals, product liability claims or liabilities transferred to the Purchaser of the Divested Brands.

In respect of product liability claims related to certain products, an expense is recorded when there is evidence of claims made and settlements to enable management to make a reliable estimate of the amount required to cover unasserted claims. In certain cases, an actuarial technique is used to determine this estimate.

Legal and other disputes

The Divested Brands provide for anticipated settlement expenses where an outflow of resources is considered probable and a reliable estimate may be made of the likely outcome of the dispute and legal and other expenses arising from claims against the Divested Brands.

GSK management having taken legal advice, records legal expense after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements.

The Divested Brands may become involved in legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings, for which no expense is recorded. At 31 December 2011, 31 December 2010 and 31 December 2009 management believe s no material provisions for legal and other disputes were required.

The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The position could change over time, however, litigation claims and assessments are not assumed by the Purchaser.

Intangible assets

Where intangible assets are acquired by the Divested Brands from third parties, the costs of acquisition are capitalised. Brands acquired with businesses are capitalised independently where they are separable and have an expected life of more than one year. Brands are amortised on a straight-line basis over their estimated useful lives, not exceeding 20 years, except where the end of the useful economic life cannot be foreseen. Where brands are not amortised, they are subject to annual impairment tests in accordance with the assumptions set out in note 3. Patents are amortised from the point at which they are available for use, over their estimated useful lives, which may include periods of non-exclusivity.

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Estimated useful lives are reviewed annually and impairment tests are undertaken if events occur which call into question the carrying values of the assets. Both initial valuations and valuations for subsequent impairment tests are based on established market multiples or risk-adjusted future cash flows discounted using appropriate interest rates reflecting GSK’s risk profile. These future cash flows are based on business forecasts and are therefore inherently judgemental. Future events could cause the assumptions used in these impairment analyses to change with a consequent adverse effect on the future results of the Divested Brands.

Implementation of new accounting standards

With effect from 1 January 2011, the Divested Brands have implemented IAS 24 (Revised) ‘Related party disclosures’ and IFRIC 19 ‘Extinguishing financial liabilities with equity instruments’ and minor amendments to a number of other accounting standards. There is no material impact on the Combined Financial Statements on application of these standards.

New accounting requirements

The following new and amended accounting standards and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations have been issued by the IASB and are likely to affect future financial information produced by the Divested Brands, although, in their current forms, none is expected to have a material impact on the Combined Financial Statements of the Divested Brands.

IFRS 9 ‘Financial instruments’ was first issued in November 2009 and amended in October 2010 and will be effective from 1 January 2015. The standard will eventually replace IAS 39 and covers the classification, measurement and de-recognition of financial assets and financial liabilities. The IASB intends to expand IFRS 9 to add new requirements for impairment and hedge accounting at future dates.

An amendment to IFRS 7 ‘Disclosures – Transfers of financial assets’ was issued in October 2010 and will be effective from 1 January 2012. The amendment requires additional disclosures regarding the risk exposures relating to transfers of financial assets.

An amendment to IAS 12 ‘Deferred tax: recovery of underlying assets’ was issued in December 2010 and will be effective from 1 January 2012. The amendment requires that the deferred tax on non-depreciated assets measured using the revaluation model should be calculated on a sale basis.

IFRS 10 'Consolidated financial statements' was issued in May 2011 and will be effective from 1 January 2013. The standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements. The standard provides additional guidance to assist in determining control where this is difficult to assess.

IAS 27 (Revised 2011), ‘Separate financial statements’ was issued in May 2011 and will be effective from 1 January 2013. The revised standard includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10.

IFRS 11 'Joint arrangements' was issued in May 2011 and will be effective from 1 January 2013. The standard provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form. Proportional consolidation of joint ventures is no longer allowed.

IAS 28 (Revised 2011) ‘Investments in associates and joint ventures’ was issued in May 2011 and will be effective from 1 January 2013. The revised standard now includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11.

IFRS 12 'Disclosure of interests in other entities' was issued in May 2011 and will be effective from 1 January 2013. The standard includes disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles.

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IFRS 13 ‘Fair value measurement’ was issued in May 2011 and will be effective from 1 January 2013. The standard explains how to measure fair value and aims to enhance fair value disclosures; it does not say when to measure fair value or require additional fair value measurements.

An amendment to IAS 1 ‘Presentation of Items of Other Comprehensive Income’ was issued in June 2011 and will be effective from 1 January 2013. The amendments improved the consistency and clarity of the presentation of items of other comprehensive income (OCI).

3. Intangible Assets

(in thousands)	Licences and Patents	Indefinite Life brands	Total
Cost at 1 January 2009	$5,500	$216,937	$222,437
Exchange adjustments	-	1,382	1,382
Cost at 31 December 2009	5,500	218,319	223,819
Amortisation at 1 January 2009	(1,341)	-	(1,341)
Charge for the year	(550)	-	(550)
Amortisation at 31 December 2009	(1,891)	-	(1,891)
Net book value at 31 December 2009	$3,609	$218,319	$221,928

(in thousands)	Licences and Patents	Indefinite Life brands	Total
Cost at 1 January 2010	$5,500	$218,319	$223,819
Exchange adjustments	-	517	517
Cost at 31 December 2010	5,500	218,836	224,336
Amortisation at 1 January 2010	(1,891)	-	(1,891)
Charge for the year	(550)	-	(550)
Amortisation at 31 December 2010	(2,441)	-	(2,441)
Impairment at 1 January 2010	-	-	-
Impairment losses	-	(9,761)	(9,761)
Impairment at 31 December 2010	-	(9,761)	(9,761)
Net book value at 31 December 2010	$3,059	$209,075	$212,134

(in thousands)	Licences and Patents	Indefinite Life brands	Total
Cost at 1 January 2011	$5,500	$218,836	$224,336
Exchange adjustments	-	(245)	(245)
Cost at 31 December 2011	5,500	218,591	224,091
Amortisation at 1 January 2011	(2,441)	-	(2,441)
Charge for the year	(550)	-	(550)
Amortisation at 31 December 2011	(2,991)	-	(2,991)
Impairment at 1 January 2011	-	(9,761)	(9,761)
Impairment losses	-	-	-
Impairment at 31 December 2011	-	(9,761)	(9,761)
Net book value at 31 December 2011	$2,509	$208,830	$211,339

The Licences and Patents relate to a FiberChoice Patent acquired with the acquisition of CNS, Inc in 2006. The estimated useful life of the Patent is ten years from the acquisition date which is the date of expiration of the patent.

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Indefinite life brands comprise a portfolio of consumer healthcare products primarily acquired with the acquisitions of Sterling Winthrop, Inc in 1994, Block Drug Company Inc in 2001 and CNS, Inc in 2006. The net book values of the major brands are as follows:

	December 31,
(in thousands)	2011	2010	2009
Gaviscon	$9,437	$9,682	$9,165
FiberChoice	45,839	45,839	55,600
BC	89,240	89,240	89,240
Goody's	29,701	29,701	29,701
Phazyme	24,278	24,278	24,278
Nytol	10,335	10,335	10,335
	$208,830	$209,075	$218,319

Each of these brands is considered to have an indefinite life, given the strength and durability of the brand and the level of marketing support. The brands are in relatively similar stable and profitable market sectors, with similar risk profiles, and their size, diversification and market shares mean that the risk of market-related factors causing a reduction in the lives of the brands is considered to be relatively low. Management is not aware of any material legal, regulatory, contractual, competitive, economic or other factor which could limit their useful lives. Accordingly, these brands are not amortised.

Each brand is tested annually for impairment applying a value in use methodology, generally using five year post-tax cash flow forecasts (2009: four year post-tax cash flow forecasts) with a terminal value calculation and a discount rate equal to the GSK North American post-tax discount rate of 7%. The main assumptions include future sales price and volume growth, product contribution and the future expenditure required to maintain the product’s marketability and registration in the relevant jurisdictions. These assumptions are based on past experience and are reviewed as part of management’s budgeting and strategic planning cycle for changes in market conditions and sales erosion through competition. The terminal growth rates applied are between 0% and 2.5% and are management’s estimates of future long-term average growth rates of the relevant markets.

Due to adverse economic conditions, FiberChoice experienced a decline in sales volume from 2008 to 2010. Management announced a significant price decrease in the fourth quarter of 2010, effective January 2011, to counter the volume drop and make the brand more competitive. The recoverable amount of the FiberChoice brand was estimated, using the GSK value in use methodology, to be lower than its carrying value by $9,761,000. Consequently these Combined Financial Statements recognise an impairment loss in 2010 of $9,761,000 which was recorded in the Combined Statements of Revenue and Direct Operating Expenses within amortisation and impairment.

The estimate of value in use was determined using a post-tax discount rate of 7% specific to the US and the impairment loss was allocated entirely to the indefinite life brands. Impairment testing is performed using a post tax discount rate and post tax cash flows as deferred tax balances and a standalone tax rate is not available due to the limited nature of these Combined Financial Statements.

The table below shows the effects on the FiberChoice impairment analysis if an alternative discount rate of 6% and 8% had been used, with all other assumptions remaining unchanged.

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Impairment Sensitivity Analysis FiberChoice Discount Rate Sensitivity
Discount Rate	Headroom/(impairment)
	2011	2010	2009
(in thousands)
8%	(5,618)	(12,168)	(3,926)
6%	8,271	(308)	23,354

4. Related party transactions

The Divested Brands enter into a significant number of transactions with GSK and affiliated entities for sale and purchase transactions and other support services.

Cost of sales

GSK entities supply the Divested Brands with inventory. These transactions have been recorded at transfer cost for products sourced from GSK and its affiliates which approximates to the actual manufacturing cost to the Group. Amounts of $43,893,000, $42,776,000 and $41,764,000 are included in cost of sales in the Combined Statements of Revenue and Direct Operating Expenses for these transactions for the years ended 31 December 2011, 2010 and 2009, respectively.

Cost allocation

GSK and affiliated entities provide various services to the Consumer Healthcare business, including the Divested Brands. These services include selling and distribution, marketing, administration, and medical administration. Costs of these services are allocated to the Divested Brands based on the allocation methodology described under Note 2 – Basis of preparation and accounting policies. The total expenses allocated to the Divested Brands for these services were $24,497,000, $22,998,000 and $29,233,000 for the years ended 31 December 2011, 2010 and 2009, respectively and are included in selling, general and administration expenses in Combined Statements of Revenue and Direct Operating Expenses. Although the cost of these services cannot be quantified on a stand-alone basis, management believes that these allocations are reasonable.

The other operating income/(expenses) allocated to the Divested Brands were $648,000, $(295,000) and $(611,000) for the years ended 31 December 2011, 2010 and 2009, respectively and related to items such as bad debt expense and corporate cost allocation, franchise tax and sundry expenses and income. In the year ended 31 December 2011 there was a release of bad debt provision compared to bad debt expense being recognised in prior years.

The costs incurred by GSK’s corporate headquarters for services such as group insurance, legal, finance, human resources and the executive management functions are not allocated to the Divested Brands as they were not historically allocated to individual businesses and are not directly associated with revenue generating operations of the Divested Brands. Refer to Note 2 – Basis of preparation and accounting policies.

Remuneration of key management personnel

The Divested Brands operate as part of the overall Consumer Healthcare business within GSK and were historically not managed on a standalone basis, as a result there are no key management personnel identified for the Divested Brands.

5. Post balance sheet events

These Combined Financial Statements are prepared in expectation of a sale of the Divested Brands in early 2012 as discussed in Note 2—Basis of preparation and accounting policies.

The first agreement completed on 31 January 2012 for all brands excluding Debrox and Gly-Oxide. The second agreement for Debrox and Gly-Oxide is expected to complete on or before 1 May 2012.

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There were no other subsequent events relevant to these Combined Financial Statements.

6. Commitments and Contingencies

The Divested Brands are involved in various legal matters and product liability claims arising in the ordinary course of business. Although the outcome of these matters cannot be presently determined, in the opinion of management, the disposition of these matters will not have a material adverse effect on the revenues or direct operating expenses of the Divested Brands.

F-29

Prestige Brands, Inc.

Exchange Offer for
$250,000,000
8.125% Senior Notes due 2020

We are offering to exchange:

up to $250,000,000 of our 8.125% Senior Notes due 2020

for

a like amount of our outstanding unregistered 8.125% Senior Notes due 2020

PROSPECTUS

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until August 22, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.